Exhibit 3.2

Fourth Amended and Restated Articles of Association

Pursuant to the Companies Law, 5759-1999

of

GAMIDA CELL LTD.

A Private, Limited Liability Company, Registered In Israel

1.	Definition and Interpretation

1.1.	The following terms in these Articles of Association shall have the respective meanings ascribed to them below:

"Affiliate"
Shall mean, with respect to any person, any Permitted Transferee of such a person (as defined below), and any person that, directly or indirectly, through one or more intermediaries, either alone or through or together with any other Affiliate, controls, is controlled by, or is under common control with, such person.

"Articles"	The Articles of Association of the Company, as set forth herein, as may be amended.
"as-converted basis"	Shall mean a calculation that assumes the theoretical conversion of all issued and outstanding Preferred Shares into Ordinary Shares, at the then applicable conversion ratios of such Preferred Shares.
"Bonus Shares"	As defined in the Companies Law.
"Board"	The Board of Directors of the Company.
"Business Day"	Sunday to Thursday, inclusive, with the exception of holidays and officials days of rest in the State of Israel.
"Companies Law"	The Companies Law, 1999, as may be amended from time to time.
"Companies Regulations"	Regulations issued pursuant to the Companies Law.
"Company"	Gamida Cell Ltd.
"control"	Shall have the meaning ascribed to such term under the Israeli Securities Law of 1968.
"Conversion Price"	As defined in Article 5.3.5.1.1.
"Convertible Securities"	As defined in Article 5.3.5.6.4 below.
"Director" or "director"	A Director of the Company in accordance with the definition of the Companies Law.

"Distribution"
As defined in the Companies Law, except for Bonus Shares or share dividend distributed pro-rata on an as-converted basis with respect to all Company’s shares then issued and outstanding, and payable in additional Ordinary Shares (or other securities or rights convertible, exercisable or exchangeable, directly or indirectly, for or into additional Ordinary Shares), and except for repurchase of shares from employees, directors, consultants or service providers to the Company or its subsidiaries (if any) pursuant to any incentive share option plan, arrangement or agreement, in the context of termination of employment or service.

"Dividend"	As defined in the Companies Law.
"Fully Diluted Basis"
The number of Ordinary Shares issued and outstanding as of the time of applicable calculation, treating for this purpose as outstanding, the maximum number of Ordinary Shares issuable upon exercise, exchange or conversion of all Options and Convertible Securities outstanding as of such time (or, in the case of Convertible Securities and Options therefor, upon conversion or exchange of such Convertible Securities), as set forth in the instrument relating to such Options and Convertible Securities (assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number), while treating as outstanding all shares then reserved for issuance (whether or not Options therefor were allocated) to employees, directors, consultants or service providers of the Company or its subsidiaries (if any) pursuant to any incentive share option plan, arrangement or agreement, regardless of whether or not any Options therefor are then actually outstanding or promised.

"General Meeting"	An annual or special meeting of the Shareholders of the Company in accordance with the Companies Law.
"2014 Joinder"	Shall mean that certain Addendum & Joinder to Series E Preferred Share Purchase Agreement dated as of January 14, 2014, by and among the Company and the Participating Investors listed therein.
"Law" or "law"	The provisions of any law (“din”) as defined in the Interpretation Law, 1981.
"IPO"
The closing of a public offering of the Ordinary Shares of the Company, on the New York Stock Exchange or NASDAQ or other stock exchange acceptable to the Board, pursuant to an effective registration statement under the United States Securities Act 1933 or other applicable securities act or law, as amended.

"New Securities"	As defined in Article 10.5.2.
"NIS"	New Israeli Shekels.
"Office"	Shall mean the registered office of the Company in accordance with Section 123 of the Companies Law.
"Ordinary Majority"
More than fifty percent (50%) of the voting power represented by the then issued and outstanding shares of the Company held by the Shareholders who are entitled to vote and who voted in a General Meeting in person or by means of a proxy, excluding abstaining votes.

"Ordinary Shares"	Ordinary Shares of the Company nominal value NIS0.01 each.
"Ordinary B Shares"	Ordinary B Shares of the Company nominal value NIS0.01 each.
"Original Issue Date”	With respect to each series of Preferred Shares - the date on which a share of such series of Preferred Share was first issued by the Company.
"Original Issue Price"
Shall mean: (i) US$ 3.33 per each Preferred A Share; (ii) US$5.09 per each Preferred B Share; (iii) US$6.6178 per each Preferred C Share, (iv) US$ 9.56 per each Preferred D Share, (v) US$7.33 per each Preferred E-1 Share, and (vi) US$9.16 per each Preferred E-2 Share; in each case, subject to proportional adjustment upon the occurrence of a Recapitalization Event as a result of which the number of outstanding shares of such series of Preferred Shares is proportionately increased or decreased.

"Permitted Transferee"
All of the following:

(A)              With respect to any Shareholder who is a natural person - (i) such Shareholder’s spouse or lineal descendant; (ii) such Shareholder’s transferee by operation of law or by will; (iii) a trustee for the benefit solely of such a Shareholder, its spouse or lineal descendant;  (v) with respect to a Shareholder who is a trustee – the Person for the benefit of whom the shares or other securities were held in trust, as disclosed to the Company;

(B)              With respect to any Shareholder which is a limited partnership or a corporate entity: (i) any corporate entity which controls, is controlled by, or is under common control with, such Shareholder; (ii) in the case of a Shareholder which is a partnership – its partners; (iii) in the case of a Shareholder which is a limited liability company – any of its shareholders (or members, as applicable); (iv) the surviving entity in the merger of such Shareholder with another company, or the entity succeeding to all or substantially all of the assets of such Shareholder, or the entity acquiring all or substantially all of the portfolio of such Shareholder's holdings in technology companies; (v) in a Transfer resulting from the liquidation of a Shareholder - the successors in interest to such liquidated Shareholder; (vi) the limited and general partners of such Shareholder and the limited and general partners of, and any person or entity controlling (either directly or through an entity controlled by such person or entity), such limited or general partners, or (vii) any entity over which such Shareholder or its affiliates exercises investment discretion or act as a principal investment advisor, (viii) any Affiliate of any of the above managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with such management company or managing general partner, or any shareholder, partner or member of such Affiliate;

(C)              as to a transfer by Israel HealthCare Ventures 2 LP Incorporated (“IHCV”), and without derogating from the above, all persons and entities for whom IHCV,s management company  acts as a manager of their investments.

"Preferred A Shares"	Series A Preferred Shares of the Company nominal value NIS0.01 each.
"Preferred B Shares"	Series B Preferred Shares of the Company, nominal value NIS 0.01 each.
"Preferred C Shares"	Series C Preferred Shares of the Company, nominal value NIS 0.01 each.
"Preferred D Shares"	Series D Preferred Shares of the Company, nominal value NIS 0.01 each.
"Preferred E Shares"	Series E-1 Preferred Shares and Series E-2 Preferred Shares.
"Preferred Director "
Shall mean each Director whose appointment was effected through the utilization of voting power, at least 80% of which was a voting power that was represented by Preferred Shares that were issued and outstanding as of the time of appointment.

"Preferred Shares"	Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares and Preferred E Shares.
"Preferred Majority”	The holders of at least a majority of the voting power represented by the then issued and outstanding Preferred Shares (treated together as a single class, on an as-converted basis).

"Qualified IPO"	An IPO yielding gross proceeds of at least US$30,000,000 at a pre-money valuation of at least US$150,000,000.
"Qualified Shareholder"	Any holder of Preferred Shares, holding 1.5% or more of the share capital of the Company calculated on a Fully Diluted Basis.
"Recapitalization Event"
Any event of share combination or subdivision, share split, reverse share split, share dividend, distribution of Bonus Shares or any other reclassification, reorganization or recapitalization of the Company’s share capital or other similar events on the basis of a Shareholder’s pro-rata share of all outstanding shares of the Company on an as-converted to Ordinary Shares basis.

"Restructure"	As defined in Article 6A.
"Series E-1 Preferred Shares"	Series E-1 Preferred Shares of the Company, nominal value NIS 0.01 each.
"Series E-2 Preferred Shares"	Series E-2 Preferred Shares of the Company, nominal value NIS 0.01 each.
"2012 SPA"	Shall mean that certain Series E Preferred Share Purchase Agreement dated as of May 14, 2012, by and among the Company and the Investors listed therein.
"Shareholder"	Any person or entity registered in the Shareholder Register of the Company as a holder of Ordinary Shares or Preferred Shares.
"Shareholder Register"	Shall mean the register of shareholders to be kept in accordance with of the Companies Law.
"Transfer"	As defined in Article 18.1 below.
1.2.           Any capitalized term used but not otherwise defined in these Articles shall have the meaning ascribed to it in the Companies Law

1.3.           The captions in these Articles are for convenience only and shall not be deemed a part hereof or affect the construction of any provision hereof.

1.4.           The specific provisions of these Articles shall supersede the provisions of the Companies Law to the extent permitted under the Companies Law. Unless the subject or the context otherwise requires, each word and expression used but not specifically defined herein and defined in the Companies Law as in effect on the date when these Articles first became effective, shall have the same meaning ascribed to them therein, and to the extent that no meaning is attached to it in the Companies Law, the meaning ascribed to it in the Companies Regulations, and if no meaning is ascribed thereto in the Companies Regulations, the meaning ascribed to it in the Securities Law, 1968 or the regulations promulgated thereunder.

1.5.           Words and expressions importing the singular shall include the plural and vice versa, words and expressions importing the masculine gender shall include the feminine gender and words and expressions importing persons shall include corporate entities.

1.6.           All shares held (beneficially or of record), at the time of applicable calculation, by Shareholders who are Permitted Transferees of each other, shall be aggregated together for the purpose of determining the availability to such holders of any rights under these Articles, and such rights – to the extent they are determined to be available at such time - may be exercised (up to the maximum extent so determined to be available in the aggregate to all such Shareholders) by any, some or all of such Shareholders who are Permitted Transferees of each other.

2.	Private Company

The Company is a private company as defined in the Companies Law, and accordingly:

2.1.           The number of Shareholders of the Company at all times (exclusive of persons who are in the employment of the Company and of persons who having been formerly in the employment of the Company were, while in such employment, and have continued after termination of such employment to be, Shareholders of the Company), shall not exceed fifty (50), but where two or more persons jointly own one or more shares in the Company, they shall, for the purposes of this Article, be treated as a single Shareholder;

2.2.           Any invitation to the public to subscribe for any shares, Convertible Securities or Options of the Company is hereby prohibited; and

2.3.           The right to Transfer shares in the Company shall be restricted as hereinafter provided.

3.	The Objects of the Company:

The objects of the Company are:

3.1.           to carry out any lawful business or activity.

3.2.           to perform any legal activity permitted under any law.

The Company may donate reasonable amounts and/or Options to acquire Ordinary Shares or Convertible Securities (representing up to 1% (one percent) of the Company's issued and outstanding share capital) to worthy purposes, as the Board may determine in its discretion, even if such donations are not made on the basis or within the scope of business considerations of the Company.

4.	Limited Liability

The liability of the Shareholders of the Company is limited, each one up to the unpaid portion, if any, of the full amount which was undertaken to be paid to the Company in consideration or upon subscription for the shares held by such Shareholder.

Share Capital

5.	Share Capital

5.1.           The registered share capital of the Company is NIS 243,626, divided into 12,243,690 Ordinary Shares, 1,400,073 Ordinary B Shares, 600,000 Preferred A Shares, 1,547,170 Preferred B Shares, 2,971,667 Preferred C Shares, 1,800,000 Preferred D Shares, 600,000 Series E-1 Preferred Shares, and 3,200,000 Series E-2 Preferred  Shares.

5.2.  Ordinary Shares; Ordinary B Shares

5.2.1.            Ordinary Shares. The Ordinary Shares shall confer upon the holders thereof all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the rights to receive notices of, and to attend, all General Meetings, to vote thereat with each Ordinary Share held entitling the holder thereof to one vote, to participate and share equally, on a per share basis, in distribution of dividends (subject to the provisions of Article 5.3.1 ('Dividend Provisions'), and to participate and share equally, on a per share basis, in distribution of surplus assets and funds in the Company (subject to the provisions of Articles 5.3.2) ('Distribution Preference') in the event of a voluntary or involuntary winding up, liquidation, dissolution or a Deemed Liquidation (as defined in Article 5.3.2.3 below), and no other rights except as may be expressly provided for herein or mandated under the Companies Law.

5.2.2.            Ordinary B Shares. The Ordinary B Shares shall rank pari passu with the Ordinary Shares for all intents and purposes under these Articles, and shall confer upon the holders thereof all the rights attached to the Ordinary Shares in these Articles, including, without limitation, the rights to participate and share equally, on a per share basis, in distribution of dividends (subject to the provisions of Article 5.3.1 ('Dividend Provisions'), and to participate and share equally, on a per share basis, in distribution of surplus assets and funds in the Company (subject to the provisions of Articles 5.3.2) ('Distribution Preference') in the event of a voluntary or involuntary winding up, liquidation, dissolution or a Deemed Liquidation (as defined in Article 5.3.2.3 below), and no other rights except as may be expressly provided for herein or mandated under the Companies Law; provided however, that:

5.2.2.1.1.                 Until an IPO, the Ordinary B Shares shall not confer upon the holders thereof any rights to receive notices of, and to attend, any General Meetings, nor to vote thereat;

5.2.2.1.2.                 Immediately prior to and conditioned upon the consummation of an IPO, each issued and outstanding Ordinary B Share shall automatically be converted into one issued and outstanding Ordinary Share (and each then outstanding right, option or warrant to subscribe for, purchase or otherwise acquire, directly or indirectly an Ordinary Share, shall automatically become convertible, exercisable or exchangeable solely for and into one Ordinary Share). The aforesaid automatic conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares. The Company shall, as soon as practicable after conversion and tender of the certificate for the Ordinary B Shares converted, issue and deliver to such holder of such Ordinary B Shares or to the nominee or nominees of such holder of Ordinary B Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. In the event that the certificate(s) representing the Ordinary B Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Ordinary B Shares notifies the Company in writing that such certificate(s) have been lost, stolen or destroyed;

5.2.2.1.3.                 In order to continuously maintain the aforesaid 1:1 conversion ratio of the Ordinary B Shares into Ordinary Shares, the Company shall not subdivide, consolidate or make any other Recapitalization Event in respect of the Ordinary Shares or the Ordinary B Shares, unless the same subdivision, consolidation or other Recapitalization Event is made simultaneously in respect of the Ordinary B Shares or the Ordinary Shares, respectively;

5.2.2.1.4.                 The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Ordinary B Shares pursuant to this Article 5.2.2. The Company shall not, however, be required to pay any tax which may be payable in respect of any Transfer involved in the issuance and delivery of Ordinary Shares in a name other than that in which the Ordinary B Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid;

5.2.2.1.5.                 In the event the Company, at any time or from time to time, shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than distribution of Ordinary Shares or Ordinary B Shares covered by other provisions of these Articles) or in cash or other property (other than distribution of cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, covered by other provisions of these Articles), then and in each such event provision shall be made so that the holders of Ordinary B Shares shall receive upon conversion thereof in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company that they would have received had such Ordinary B Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of such Ordinary B Shares; provided, however, that no such provision shall be made with respect to any series of Ordinary B Shares if the holders of such Ordinary B Shares simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding Ordinary B Shares had been converted into Ordinary Shares on the date of such event.

5.2.2.1.6.                 The Company shall, as of immediately prior to the consummation of an IPO, reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the then outstanding Ordinary B Shares (and all then outstanding Options and other rights convertible, exchangeable or exercisable into Ordinary B Shares), such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all such outstanding and issuable Ordinary B Shares; and if, as of such time, the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding or issuable Ordinary B Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

5.3.  Preferred Shares

The Preferred Shares confer upon the holders thereof all rights attached to the Ordinary Shares in these Articles (including, without limitation, the rights to receive notices of, to attend and to vote at, all General Meetings), and, in addition, the rights, preferences and privileges granted to the Preferred Shares in these Articles, and no other rights except as may be expressly provided for herein or mandated under the Companies Law.

5.3.1.	Dividend Provisions

The Company shall not declare, pay or set aside any Dividends or make any Distribution on, in respect of any class or series of shares of the Company (other than Bonus Shares) unless (in addition to the obtaining of any consents required elsewhere in these Articles) such Dividends or other distributable property distributed in such Distribution, are allocated among the holders of share capital of the Company in accordance with Article 5.3.2 below.

5.3.2.	Distribution Preference

5.3.2.1.                        In the event of (i) the Company’s voluntary or involuntary winding up, liquidation or dissolution in accordance with applicable law (each, a “Liquidation”), (ii) the consummation of a Deemed Liquidation (as defined below), or (iii) a Distribution, then, in each such event, the assets or proceeds available under applicable law for distribution among the Shareholders or the Dividends so distributed, as the case may be (the “Distributable Assets”), shall be distributed to the Shareholders in the following order and preference:

5.3.2.1.1.                 First, the holders of Preferred E Shares shall be entitled to receive for each Preferred E Share held by them, prior and in preference to any distribution in respect of the Preferred D Shares, the Preferred C Shares, the Preferred B Shares, the Preferred A Shares, the Ordinary B Shares and the Ordinary Shares, an amount equal to the sum of (i) the Original Issue Price of such Preferred E Share, plus interest at the rate of 8% per annum on such Original Issue Price, compounded annually, calculated thereon from the date of issuance of such Preferred E Share to the date of such distribution, less (ii) any amounts previously paid in preference on such Preferred E Share in accordance with this Article 5.3.2.1.1 (the resulting sum under this sub-Article 5.3.2.1.1 - the "Preference E Amount"). In the event that the Distributable Assets are insufficient to pay in full the Preference E Amounts in respect of all Preferred E Shares then issued and outstanding, then all of such Distributable Assets shall be distributed among the holders of the Preferred E Shares in proportion to the respective full Preference E Amounts such holders would otherwise be then entitled to receive under this Article 5.3.2.1.1.

5.3.2.1.2.                 Second, after payment in full of the Preference E Amounts in respect of all Preferred E Shares then outstanding, the holders of Preferred D Shares shall be entitled to receive for each Preferred D Share held by them, prior and in preference to any distribution in respect of the Preferred C Shares, the Preferred B Shares, the Preferred A Shares, the Ordinary B Shares and the Ordinary Shares, an amount equal to the Original Issue Price of such Preferred D Share, plus interest at the rate of 8% per annum on such Original Issue Price, compounded annually, calculated thereon from the date of issuance of such Preferred D Share to the date of such distribution, less any amounts previously paid in preference on such Preferred D Share in accordance with this Article 5.3.2.1.2 (the resulting sum under this sub-Article 5.3.2.1.2 - the "Preference D Amount"). In the event that the remaining Distributable Assets available for distribution after the payment in full of the Preference D Amounts, shall be insufficient to pay in full the Preference D Amounts in respect of all Preferred D Shares then issued and outstanding, then all of such remaining Distributable Assets, if any, shall be distributed among the holders of the Preferred D Shares in proportion to the respective full Preference D Amounts such holders would otherwise then be entitled to receive under this Article 5.3.2.1.2.

5.3.2.1.3.                 Third, after payment in full of the Preference E Amounts and the Preference D Amounts in respect of all Preferred E Shares and Preferred D Shares then outstanding, the holders of Preferred C Shares shall be entitled to receive for each Preferred C Share held by them, prior and in preference to any distribution in respect of the Preferred B Shares, the Preferred A Shares, the Ordinary B Shares and the Ordinary Shares, an amount equal to the Original Issue Price of such Preferred C Share, plus interest at the rate of 8% per annum on such Original Issue Price, compounded annually, calculated thereon from the date of issuance of such Preferred C Share to the date of such distribution, less any amounts previously paid in preference on such Preferred C Share in accordance with this Article 5.3.2.1.3 (the resulting sum under this sub-Article 5.3.2.1.3 - the "Preference C Amount"). In the event that the remaining Distributable Assets available for distribution after the payment in full of the Preference E Amounts and Preference D Amounts, shall be insufficient to pay in full the Preference C Amounts in respect of all Preferred C Shares then issued and outstanding, then all of such remaining Distributable Assets, if any, shall be distributed among the holders of the Preferred C Shares in proportion to the respective full Preference C Amounts such holders would otherwise then be entitled to receive under this Article 5.3.2.1.3.

5.3.2.1.4.                 Fourth, after payment in full of the Preference E Amounts, the Preference D Amounts and the Preference C Amount in respect of all Preferred E Shares, Preferred D Shares and Preferred C Shares then outstanding, the holders of Preferred B Shares shall be entitled to receive for each Preferred B Share held by them, prior and in preference to any distribution in respect of the Preferred A Shares, the Ordinary B Shares and the Ordinary Shares, an amount equal to the Original Issue Price of such Preferred B Share, plus interest at the rate of 8% per annum on such Original Issue Price, compounded annually, calculated thereon from the date of issuance of such Preferred B Share to the date of such distribution, less any amounts previously paid in preference on such Preferred B Share in accordance with this Article 5.3.2.1.4 (the resulting sum under this sub-Article 5.3.2.1.4 - the "Preference B Amount"). In the event that the remaining Distributable Assets available for distribution after the payment in full of the Preference E Amounts, the Preference D Amounts and the Preference C Amounts, shall be insufficient to pay in full the Preference B Amounts in respect of all Preferred B Shares then issued and outstanding, then all of such remaining Distributable Assets, if any, shall be distributed among the holders of the Preferred B Shares in proportion to the respective full Preference B Amounts such holders would otherwise then be entitled to receive under this Article 5.3.2.1.4.

5.3.2.1.5.                 Fifth, after payment in full of the Preference E Amounts, the Preference D Amounts, the Preference C Amount and the Preference B Amounts in respect of all Preferred E Shares, Preferred D Shares, Preferred C Shares and Preferred B Shares then outstanding, the holders of Preferred A Shares shall be entitled to receive for each Preferred A Share held by them, prior and in preference to any distribution in respect of the Ordinary B Shares and the Ordinary Shares, an amount equal to the Original Issue Price of such Preferred A Share, plus interest at the rate of 8% per annum on such Original Issue Price, compounded annually, calculated thereon from the date of issuance of such Preferred A Share to the date of such distribution, less any amounts previously paid in preference on such Preferred A Share in accordance with this Article 5.3.2.1.5 (the resulting sum under this sub-Article 5.3.2.1.5 - the "Preference A Amount"). In the event that the remaining Distributable Assets available for distribution after the payment in full of the Preference E Amounts, the Preferred D Amounts, the Preference C Amounts and the Preferred B Amounts, shall be insufficient to pay in full the Preference A Amounts in respect of all Preferred A Shares then issued and outstanding, then all of such remaining Distributable Assets, if any, shall be distributed among the holders of the Preferred A Shares in proportion to the respective full Preference A Amounts such holders would otherwise then be entitled to receive under this Article 5.3.2.1.5.

5.3.2.1.6.                 Sixth, after payment in full of the Preference E Amounts, the Preference D Amounts, the Preference C Amount, the Preference B Amounts and the Preference A Amounts in respect of all Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B Shares and Preferred A Shares then outstanding, in accordance with Articles 5.3.2.1.1 through 5.3.2.1.5 above, the remaining Distributable Assets, if any, shall be distributed among the holders of Ordinary Shares, Ordinary B Shares and Preferred Shares on a pro rata, pari passu, and as-converted basis.

5.3.2.2.                        Cap on Distribution Preference. Notwithstanding anything to the contrary contained in these Articles, in the event that a distribution of the Distributable Proceeds in accordance with Articles 5.3.2.1.1 through 5.3.2.1.6 would yield to the holder of any Preferred Share an amount per such share which, when combined with the aggregate amounts previously paid with respect to such share pursuant to this Article 5.3.2, exceeds four (4) times the respective Original Issue Price of such Preferred Share (subject to appropriate adjustment in the event of a stock split, stock dividend, combination, reclassification, or similar event affecting such share) (the “Maximum Participation Amount”), then the holder of such Preferred Share shall not be treated in respect of such Preferred Share in accordance with Articles 5.3.2.1.1 through 5.3.2.1.6 above, but shall instead be entitled to receive an amount per such Preferred Share that amount which, when combined with the aggregate amounts previously paid with respect to such share pursuant to Articles 5.3.2.1.1 through 5.3.2.1.6 above, would equal the greater of (i) the Maximum Participation Amount and (ii) the amount such holder would have received if such Preferred Share had been converted into Ordinary Shares immediately prior to such distribution.

5.3.2.3.                        A "Deemed Liquidation" shall mean any of the following: (a) the merger or consolidation or other reorganization (other than a Recapitalization Event) of the Company with or into any other corporate entity; or (b) a sale or other irrevocable disposition of all or of substantially all of the Company’s shares or assets; except, in each case, any such transaction in which the voting power represented by the shares of the Company outstanding immediately prior to such transaction continues to represent, or is converted into or exchanged for shares conferring voting power that represents, or is held in such proportions by Shareholders who directly or indirectly hold (in such same proportions), immediately following such transaction, at least a majority, by voting power, of the share capital of (1) the surviving, acquiring or resulting corporation or (2) if the surviving, acquiring or resulting corporation is a wholly owned subsidiary of another corporation immediately following such transaction, the parent corporation of such surviving, acquiring or resulting corporation. In the event of a Deemed Liquidation, the proceeds received by the Company and/or the Shareholders in such Deemed Liquidation shall be distributed pursuant to the provisions of Article 5.3.2.1.

5.3.2.4.                        Notwithstanding anything to the contrary contained in these Articles, (i) the holders of 70% or more of the voting power represented by the then issued and outstanding Preferred Shares on an as-converted basis, consenting or voting together as a single class may waive the treatment of a transaction as a Liquidation, Deemed Liquidation or a Distribution for all intents and purposes whatsoever, provided that if such transaction results in the actual distribution of cash, shares or other assets to the Shareholders, then such waiver shall be deemed revoked and the provisions of Article 5.3.2.1 shall apply; and (ii) in addition, the holders of a majority of the voting power of each series of Preferred Shares(the holders of each such series consenting as a separate class) may waive treatment, fully or in part, of a transaction as a Liquidation or a Deemed Liquidation or a Distribution in accordance with Article 5.3.2.1, in which case all Distributable Assets shall be distributed pro-rata (treating the Preferred Shares on an as-converted basis) among the holders of the Preferred Shares and Ordinary Shares on a pari-passu, no preference basis.

5.3.2.5.                        If the amount deemed paid or distributed under this Article 5.3.2, or any part thereof, is made in property other than in cash, the value of such distribution shall be the fair market value of such property, determined in good faith by the Board.

5.3.3.	Voting Rights

Subject to any provision of these Articles conferring special rights as to voting or expressly restricting the right to vote, each holder of Preferred Shares shall have one vote for each Ordinary Share into which the Preferred Shares held by such holder could then be converted (as provided in Article 5.3.5 below), on every resolution without regard to whether the vote thereon is conducted by a show of hands, by written ballot or by any other means. The Preferred Shares shall vote together with the Ordinary Shares of the Company, together as a single class and not as a separate class in all shareholders meetings, except as required by law and by these Articles.

5.3.4.	Special Voting Provisions

5.3.4.1.                        Veto Rights (Preferred 70% Majority). Notwithstanding any other provision of these Articles, until the earlier of an IPO or a Deemed Liquidation and in addition to any other vote or consent (if any) required under these Articles or applicable law, the Company shall not, and shall exercise its control over its subsidiaries, if any, in order that such subsidiaries shall not, take any action or adopt any resolution on any of the following matters without the consent or vote of the holders of 70% or more of the voting power represented by the then issued and outstanding Preferred Shares on an as-converted basis, consenting or voting together as a single class:

5.3.4.1.1.         Creation or issuance of share capital, rights, options or warrants to purchase share capital or other securities convertible into or exchangeable for share capital, having rights equal or senior to those of the Preferred E Shares, excluding shares of Gamida Cell- Teva JV Ltd. which may be issued to Teva Pharmaceuticals Industries Ltd. ("Teva") in accordance with the Founders Agreement between the Company, Teva and Gamida Cell- Teva JV Ltd., dated as of February 12, 2006, and any ancillaries and schedules thereof;

5.3.4.1.2.         Amendment or change of the rights, preferences,  privileges or restrictions of the Preferred Shares, provided such amendment or change is correspondingly made in respect of the rights, preferences, privileges or restrictions of all series of Preferred Shares;

5.3.4.1.3.         Any Distribution, Liquidation or Deemed Liquidation, an IPO or a Restructure;

5.3.4.1.4.         Grant of an irrevocable and exclusive license to all or substantially all of the intellectual property rights of the Company, except any such transaction in which the Company or its Shareholders retain control over the recipient entity as of immediately following the consummation of such transaction;

5.3.4.1.5.         Increase the maximum number of directors which may be appointed to the Board, to exceed 7 Directors.

5.3.4.1.6.         Any transaction with any officer, Director, Shareholder of the Company or any of its subsidiaries, if any, any other interested party (as defined in the Companies Law), or any other party related, directly or indirectly, to any of them;

5.3.4.2.                        Veto Rights (Preferred Class Majority). Notwithstanding any other provision of these Articles, until the earlier of an IPO or a Deemed Liquidation and in addition to any other vote or consent (if any) required under these Articles or applicable law, the Company shall not amend or change any of the specific rights, preferences, privileges or restrictions granted or imposed under these Articles in respect of any series of the Preferred Shares with respect to liquidation and other distribution preferences, anti-dilution protection and similar rights, without the consent or vote of the holders of a majority of the voting power represented by the then issued and outstanding shares of such series of Preferred Shares on an as-converted basis, consenting or voting together as a single class.

5.3.4.3.                        Veto Rights (Preferred Directors Majority). Notwithstanding any other provision of these Articles, until the earlier of an IPO or a Deemed Liquidation and in addition to any other vote or consent (if any) required under these Articles or applicable law, the Company shall not, and shall exercise its control of its subsidiaries in order that such subsidiaries shall not take any action or adopt any resolution on any of the following matters without the consents of at least a majority of the Preferred Directors (or – except with respect to Sub-Article 5.3.4.3.1 below,  in case there is an even number of incumbent Preferred Directors - 50% thereof):

5.3.4.3.1.         Any fundamental change in the business of the Company;

5.3.4.3.2.         Any transaction out of the ordinary course of business not contemplated by the Company's budget then in effect;

5.3.4.3.3.         Issuance of Options other than pursuant to an approved incentive share option plan, arrangement or agreement, or an increase of the aggregate number of Shares reserved for issuance to employees, directors, consultants or service providers of the Company or its subsidiaries (if any) pursuant to any incentive share option plan, arrangement or agreement.

5.3.5.	Conversion Rights

5.3.5.1.	Right to Convert, Automatic Conversion

5.3.5.1.1.         Each Preferred Share shall be convertible at the option of the respective holder thereof, at any time after the date of issuance of such share, at the office of the Company, into such number of Ordinary Shares as is determined by dividing its then applicable Original Issue Price by its then applicable Conversion Price (as defined hereinafter). The conversion price for each Preferred Share (other than Preferred D Shares) shall initially be the Original Issue Price of such share, and the conversion price of each Preferred D Share shall initially be US$9.38; and provided further, that the applicable conversion price of each series of Preferred Shares (i) shall be subject to proportional adjustment upon the occurrence of any Recapitalization Event as a result of which the number of outstanding shares of such series of Preferred Shares is proportionately increased or decreased, and (ii) shall be subject to adjustment pursuant to the anti-dilution and other adjustment provisions set forth below in this Article 5.3.5 (the initial conversion price of a Preferred Share, as may be adjusted pursuant to the provisions of these Articles, the "Conversion Price").

5.3.5.1.2.         Anything in these Articles to the contrary notwithstanding, upon the earlier of: (i) immediately prior to and conditioned upon the consummation of a Qualified IPO; or (ii)  the date specified in a written consent of the holders of at least 70% of voting power represented by the then issued and outstanding Preferred Shares (voting together as one class, on an as-converted basis), including the consent of the holders of at least a majority of each of the series of Preferred Shares (other than the Series A Preferred Shares) then outstanding, delivered to the Company, all issued and outstanding Preferred Shares shall automatically be converted into such number of issued and outstanding Ordinary Shares as is determined by dividing the then applicable Original Issue Price by the then applicable Conversion Price of each such series of Preferred Shares (and all then outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire, directly or indirectly, Preferred Shares, shall automatically become convertible, exercisable or exchangeable solely for and into such number of Ordinary Shares as is determined by dividing the then applicable Original Issue Price by the then applicable Conversion Price of the series of Preferred Shares underlying such rights, options or warrants).

5.3.5.1.3.        Without derogating from any other conversion provisions set out herein, upon the date specified in a written consent of the holders of at least 60% of voting power represented by the then issued and outstanding shares of a certain series of Preferred Shares (i.e. Preferred A Shares, Preferred B Shares, Preferred C Shares, Preferred D Shares or Preferred E Shares) (with the shares of such series of Preferred Shares voting together as one class, on an as-converted basis), delivered to the Company, all issued and outstanding shares of such series of Preferred Shares shall automatically be converted into such number of issued and outstanding Ordinary Shares as is determined by dividing the then applicable Original Issue Price by the then applicable Conversion Price of such series of Preferred Shares (and all then outstanding rights, options or warrants to subscribe for, purchase or otherwise acquire, directly or indirectly, shares of such series of Preferred Shares, shall automatically become convertible, exercisable or exchangeable solely for and into such number of Ordinary Shares as is determined by dividing the then applicable Original Issue Price by the then applicable Conversion Price of the series of Preferred Shares underlying such rights, options or warrants).

5.3.5.2.	Mechanics of Conversion; Effect; Taxes

5.3.5.2.1.         Before any holder of Preferred Shares shall be entitled to convert the same into Ordinary Shares, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company, and (in the case of a conversion at the option of the holder) shall give written notice to the Company of the election to convert the same and shall state therein the name or names of any nominee for such holder in which the certificate or certificates for Ordinary Shares are to be issued. In the case of a conversion at the option of the holder, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate representing the Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares as of such date. If the conversion is in connection with an IPO of the shares of the Company, the conversion may, at the option of any holder tendering the Preferred Shares for conversion, be conditioned upon the closing of the sale of securities pursuant to such IPO, in which event the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of the Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such offer of securities. If the conversion is in connection with an IPO or other automatic conversion pursuant to Article 5.3.5.1 above, then the conversion shall be deemed to have taken place automatically regardless of whether the certificates representing such shares have been tendered to the Company, but from and after such conversion any such certificates not tendered to the Company shall be deemed to evidence solely the Ordinary Shares received upon such conversion and the right to receive a certificate for such Ordinary Shares. The Company shall, as soon as practicable after conversion and tender of the certificate for the Preferred Shares converted, issue and deliver to such holder of Preferred Shares or to the nominee or nominees of such holder of Preferred Shares, a certificate or certificates for the number of Ordinary Shares to which such holder shall be entitled as aforesaid. In the event that the certificate(s) representing the Preferred Shares to be converted as aforesaid are not delivered to the Company, then the Company shall not be obligated to issue any certificate(s) representing the Ordinary Shares issued upon such conversion, unless the holder of such Preferred Shares notifies the Company in writing that such certificate(s) have been lost, stolen or destroyed.

5.3.5.2.2.         All Preferred Shares which shall have been surrendered (or deemed surrendered) for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the conversion time, except only the right of the holders thereof to receive Ordinary Shares in exchange therefor and to receive payment of any dividends declared but unpaid thereon.

5.3.5.2.3.         The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Ordinary Shares upon conversion of Preferred Shares pursuant to this Article 5.3.5. The Company shall not, however, be required to pay any tax which may be payable in respect of any Transfer involved in the issuance and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

5.3.5.3.	Adjustments for Share Splits and Combinations.

5.3.5.3.1.         If the Company shall, at any time or from time to time after the Original Issue Date of any series of Preferred Shares (i) effect a subdivision of the outstanding Ordinary Shares without a comparable subdivision of all shares of such series of Preferred Shares, or (ii) combine the outstanding shares of any series of Preferred Shares without a comparable combination of the Ordinary Shares, then, and in each such event, the applicable Conversion Price of any series of Preferred Shares not comparably subdivided in the case of 5.3.5.3.1(i) or not comparably combined in the case of Article 5.3.5.3.1(ii) in effect immediately before that subdivision or combination, shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each share of such series of Preferred Shares shall be - in the case of Article 5.3.5.3.1(i) - increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding, or shall be - in the case of Article 5.3.5.3.1(ii) - proportionately increased in reversed proportion to such decrease in the aggregate number of shares of such applicable series of Preferred Shares outstanding.

5.3.5.3.2.         If the Company shall, at any time or from time to time after the Original Issue Date of any series of Preferred Shares (i) combine the outstanding Ordinary Shares without a comparable combination of the shares of any series of Preferred Shares, or (ii) effect a subdivision of the outstanding shares of any series of Preferred Shares without a comparable subdivision of the Ordinary Shares, then the applicable Conversion Price of any series of Preferred Shares not comparably combined in the case of Article 5.3.5.3.2(i) or not comparably subdivided in the case of Article 5.3.5.3.2(ii) then in effect immediately before such combination or subdivision, shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each share of such series of Preferred Shares shall be - in the case of Article 5.3.5.3.2(i) - decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding, or shall be - in the case of Article 5.3.5.3.2(ii) - proportionately decreased in reversed proportion to such increase in the aggregate number of shares of such series of Preferred Shares.

5.3.5.3.3.         If the Company shall, at any time or from time to time after the Original Issue Date of any series of Preferred Shares, effect a subdivision of the outstanding Ordinary Shares with a comparable subdivision of the shares of any series of Preferred Shares, or combine the outstanding shares of any series of Preferred Shares with a comparable combination of the Ordinary Shares, then the applicable Conversion Price of such series of Preferred Shares in effect immediately before that subdivision or combination shall be proportionately adjusted so that the number of Ordinary Shares issuable on conversion of each share of such series of Preferred Shares shall not be changed as a result of such increase or decrease, as the case may be, in the aggregate numbers of Ordinary Shares and shares of such applicable series of Preferred Shares outstanding.

5.3.5.3.4.         Any adjustment under this Article 5.3.5.3 shall become effective on the time on which such subdivision or combination becomes effective.

5.3.5.4.	Adjustments for Dividends and Distributions.

5.3.5.4.1.          Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date of any series of Preferred Shares, makes or issues, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in additional Ordinary Shares, then, and in each such event, the Conversion Price of such series of Preferred Shares in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, to that price determined by multiplying the applicable Conversion Price then in effect by a fraction:

(a)              the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to such issuance or the close of business on such record date, and

(b)              the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to such issuance or the close of business on such record date, plus the number of Ordinary Shares issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Conversion Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of the applicable series of Preferred Shares simultaneously receive a dividend or other distribution of Ordinary Shares in a number equal to the number of Ordinary Shares as they would have received if all outstanding shares of such Preferred Shares had been converted into Ordinary Shares on the date of such event.

5.3.5.4.2.         Adjustments for Other Dividends and Distributions. Subject always to Articles 5.3.1 and 5.3.2 (and only if said Articles are deemed not applicable), in the event the Company, at any time or from time to time after the Original Issue Date of any series of Preferred Shares, shall make or issue, or fix a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than distribution of Ordinary Shares or Preferred Shares covered by other provisions of these Articles) or in cash or other property (other than distribution of cash out of earnings or earned surplus, determined in accordance with generally accepted accounting principles, or otherwise pursuant to a Deemed Liquidation, which are covered by other provisions of these Articles), then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof in addition to the number of Ordinary Shares receivable thereupon, the amount of securities of the Company that they would have received had such Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of such Preferred Shares; provided, however, that no such provision shall be made with respect to any series of Preferred Shares if the holders of such series of Preferred Shares simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of such series of Preferred Shares had been converted into Ordinary Shares on the date of such event.

5.3.5.5.               Adjustment for Merger or Reorganization, etc. Subject to the provisions of Article 5.3.2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Ordinary Shares (but not the Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Article 5.3.5.4 or Article 5.3.2), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each such Preferred Share shall thereafter be convertible in lieu of the Ordinary Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of Ordinary Shares issuable upon conversion of one such Preferred Share immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Article 5.3 with respect to the rights and interests thereafter of the holders of such Preferred Shares to the end that the provisions set forth in this Article 5.3 (including provisions with respect to changes in and other adjustments of the Conversion Price of such Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Preferred Shares.

5.3.5.6.                        Sale of Shares below Share Conversion Price (Anti-dilution Protection (all Preferred except Preferred A Shares).

5.3.5.6.1.         If, after the Series E-2 Original Issue Date (as defined below), the Company issues, or is deemed by the express provisions of this Article 5.3.5.6 to have issued Additional Shares (as hereinafter defined) without consideration or for a consideration per share less than the applicable Conversion Price of any series of Preferred Shares (other than the Preferred A Shares) in effect immediately prior to such issue, then, and in each such case, the Conversion Price of such applicable series of Preferred Shares shall be reduced, concurrently with such issue, for no consideration, to a price (calculated to the nearest cent with half a cent being rounded up) determined by multiplying such Conversion Price by a fraction (A) the numerator of which shall be (1) the number of Ordinary Shares issued and outstanding immediately prior to such issuance of Additional Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, exchange or conversion of all Options and Convertible Securities outstanding immediately prior to such issue, but without taking into account any additional Ordinary Shares that became issuable solely as a result of the adjustment of any Conversion Price pursuant to this Article 5.3.5.6.1 immediately prior to such specific issuance of Additional Shares), plus (2) the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Shares so issued would purchase at such Conversion Price in effect immediately prior to such issuance of Additional Shares, and (B) the denominator of which shall be (1) the number of Ordinary Shares issued and outstanding immediately prior to such issuance of Additional Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, exchange or conversion of all Options and Convertible Securities outstanding immediately prior to such issue, but without taking into account any additional Ordinary Shares that became issuable solely as a result of the adjustment of any Conversion Price pursuant to this Article 5.3.5.6.1 immediately prior to such specific issuance of Additional Shares), plus (2) the number of such Additional Shares so issued.

For the foregoing case set forth in this Article 5.3.5.6.1, the formula can be expressed algebraically as follows:

where:

P =	Conversion Price of such Preferred Shares in effect immediately prior to such issuance of Additional Shares.

P' =	New adjusted Conversion Price of such Preferred Shares in effect after such issuance of Additional Shares.

N =
Total number of Ordinary Shares outstanding immediately prior to such issuance of Additional Shares (treating for this purpose as outstanding all Ordinary Shares issuable upon exercise, exchange or conversion of all Options and Convertible Securities outstanding immediately prior to such issue).

n =	Number of Additional Shares issued.

C =	Total amount of consideration received by the Company for the Additional Shares.

5.3.5.6.2.         Determination of Consideration.  For the purpose of this Article 5.3.5.6, the consideration received or receivable by the Company for any issue or sale of Additional Shares shall be computed as follows:

(A)               Cash and Property:  Such consideration shall (1) to the extent it consists of cash, be computed at the gross amount of cash received or receivable by the Company in consideration for such issuance or sale, (2) to the extent it consists of property other than cash, be computed at the fair value of that property as reasonably determined in good faith by the Board, and (3) if Additional Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received or receivable, computed as provided in clauses (1) and (2) above, that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares.

(B)              Options and Convertible Securities.  The consideration per share received by the Company for Additional Shares deemed to have been issued pursuant to Article 5.3.5.6.3, relating to Options and Convertible Securities, shall be determined by dividing

(x)          the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)          the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.3.5.6.3.         Deemed Issue of Additional Shares.

(A)              If the Company, at any time or from time to time after the Series E-2 Original Issue Date until the IPO, shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(B)              If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Article 5.3.5.6.1 above, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, then such Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security.  Notwithstanding the foregoing, no readjustment pursuant to this clause  (B) shall have the effect of increasing such Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares (other than deemed issuances of Additional Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(C)              If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Article 5.3.5.6.1 above (either because the consideration per share (determined pursuant to Article 5.3.5.6.2) of the Additional Shares subject thereto was equal to or greater than such Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series E-2 Original Issue Date), are revised after the Series E-2 Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Ordinary Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares subject thereto (determined in the manner provided in Article 5.3.5.6.3(A)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(D)              Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price of any series of Preferred Shares pursuant to the terms of Article 5.3.5.6.1 above, such Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(E)              If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price of any series of the Preferred Shares, if and as applicable, provided for in this Article 5.3.5.6.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (B) and (C) of this Article 5.3.5.6.3).  If the number of Ordinary Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price of the Preferred Shares that would result under the terms of this Article 5.3.5.6.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.3.5.6.4.         Certain Definitions.  For purposes of these Articles, the following definitions shall apply:

(A)              “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Ordinary Shares or Convertible Securities.

(B)              “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares, but excluding Options.

(C)              “Series E-2 Original Issue Date” shall mean the Original Issue Date of the Series E-2 Preferred Shares.

(D)              “Additional Shares” shall mean all Ordinary Shares issued (or deemed, by the express provisions of Article 5.3.5.6.3 above, to be issued) by the Company after the Series E-2 Original Issue Date, other than (a) the following Ordinary Shares and (b) Ordinary Shares deemed issued pursuant to the following Options and Convertible Securities (clauses (a) and (b), collectively, “Exempted Securities”):

 (1) Ordinary Shares, Options or Convertible Securities issued or issuable as a dividend or distribution on the Preferred Shares or Ordinary B Shares;

(2) Ordinary Shares issued or issuable by reason of a dividend, share split, split-up or other distribution on Ordinary Shares that is covered by Articles 5.2.2.1.3, 5.3.5.3, 5.3.5.4 or 5.3.5.5 hereof;

(3) Ordinary Shares (or Options with respect thereto) issued or issuable to officers, directors or employees of, or consultants or service providers to, the Company or its subsidiaries (if any) pursuant to an incentive share option plan, agreement or arrangement approved by the Board;

(4) Ordinary Shares or Convertible Securities that are actually issued upon the exercise of Options, and Ordinary Shares that are actually issued upon the conversion or exchange of Convertible Securities (which term includes, inter alia, any Preferred Shares), including without limitation, the Ordinary Shares or Convertible Securities issued or issuable pursuant to the warrants to purchase Series E-2 Preferred Shares that were granted pursuant to the 2012 SPA and pursuant to the 2014 Joinder; in each case, provided such issuance is made pursuant to the terms of such Option or Convertible Security, respectively, as in effect at the time of issuance of such Option or Convertible Security (i.e. upon issuance of such Options or Convertible Securities, the Ordinary Shares issuable upon exercise, conversion or exchange thereof shall be considered Additional Shares for purpose of these Articles, unless exempted from such definition pursuant to other sub-Articles of this Article 5.3.5.6.4(D), and the provisions of Article 5.3.5.6.3 shall apply; accordingly, no further adjustment shall be made upon the actual issuance of Ordinary Shares or Convertible Securities pursuant to the exercise, conversion or exchange of such Options or Convertible Securities, except in accordance with Articles 5.3.5.6.3(B) through (E) above);

(5) Ordinary Shares, Options or Convertible Securities issued or issuable in an IPO or thereafter;

(6) Ordinary Shares, Options or Convertible Securities issued or issuable with respect to which the Company receives written notice from the holders of at least a majority of the voting power represented by the then issued and outstanding Preferred Shares whose Conversion Price would have, absent the consent sought hereunder, been adjusted as a result of the issuance of such Additional Shares, agreeing that such Ordinary Shares, Options or Convertible Securities shall not constitute Additional Shares for purpose of this Article 5.3.5.6;  and

(7) Ordinary Shares, Options or Convertible Securities issued or issuable in any bona fide acquisition of another corporation by the Company by way of a merger, purchase of substantially all of the assets or other reorganization or to a joint venture agreement, as approved by the Board with the consent of at least a majority of the Preferred Directors (or - in case there is an even number of incumbent Preferred Directors – 50% thereof); and

 (8) Ordinary Shares, Options or Convertible Securities issued or issuable in connection with research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board with the consent of at least a majority of the Preferred Directors (or - in case there is an even number of incumbent Preferred Directors – 50% thereof);

 (9) Ordinary Shares, Options or Convertible Securities issued or issuable in connection with any equipment or real property lease or acquisition financing, venture or other form of lending or debt financing arrangement, or any other transactions entered into for primarily non-equity financing purposes approved by the Board with the consent of at least a majority of the Preferred Directors (or - in case there is an even number of incumbent Preferred Directors – 50% thereof).

For purposes of the definition of “Additional Shares”, the sale or other disposition of any shares or other securities of the Company theretofore held in its treasury shall be deemed to be an issuance thereof.

5.3.5.7.                        Impairment. Subject to the Company's power and authority to amend the Articles, restructure its capital, merge or enter into sale of assets transactions, dissolve itself or issue securities, the Company will not, by amendment of these Articles or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder in this Article 5.3.5 by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 5.3.5 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Shares against impairment.

5.3.5.8.                        Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of the Preferred Shares, and the number of Ordinary Shares to be issued shall be rounded to the nearest whole share (with half a share rounded up to the nearest whole share). All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining the number of Ordinary Shares to be issued to such holder or whether the conversion would result in the issuance of any fractional share.

5.3.5.9.                        Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Article, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and, at the request of any holder of Preferred Shares, prepare and furnish to such holder of Preferred Shares a certificate setting forth each adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The certificate shall set forth (A) the adjustment or readjustment, (B) the Conversion Price at the time in effect, and (C) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares.

5.3.5.10.                        Rounding of Calculations; Minimum Adjustment. Any provision of this Article 5.3.5 to the contrary notwithstanding, no adjustment of a Conversion Price shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any such subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

5.3.5.11.                        Adjustments Cumulative. Each of the adjustments pursuant to this Article 5.3.5 shall be applied individually and cumulatively upon the occurrence of any of the events specified therein, and shall apply from and after the date of these Articles of Association to all registered Preferred Shares.

5.3.5.12.                        Reservation of Shares Issuable. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the then outstanding Preferred Shares (and all then outstanding options, warrants and other rights convertible, exchangeable or exercisable into Preferred Shares), such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all such outstanding and issuable Preferred Shares; and if at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding and issuable Preferred Shares, in addition to such other remedies as shall be available to the holders of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase the number of its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.

5.4.	Increase of Share Capital

Subject to Article 5.3.4 above, the Company may, from time to time, by a resolution of the General Meeting adopted by an Ordinary Majority, whether or not all the shares then authorized have been issued, and whether or not all the shares theretofore issued have been called up for payment, increase its share capital by the creation of new shares. Any such increase shall be in such amount and shall be divided into shares of such nominal amounts or of no nominal amount, and such shares shall confer such rights and preferences, and shall be subject to such restrictions, as such resolution of the General Meeting shall provide.

5.5.      Except to the extent otherwise provided in such resolution of the General Meeting, in accordance with Article 5.3.4 above, such new shares shall be subject to all the provisions applicable to the shares of the original capital.

6.	Special Rights; Modifications of Rights

6.1.           Subject to Article 5.3.4 above, the Company may, from time to time, by a resolution of the General Meeting, authorize and/or issue shares having the same rights as existing shares or with such preferred or deferred rights or rights of redemption or different prices or other special rights and/or restrictions, whether with respect to liquidation, dividends, voting, conversion, repayment of share capital or otherwise, as may be stipulated in such resolution.

6.2.           If at any time the share capital is divided into different classes of shares, the rights attached to any class may be modified or abrogated by the Company, unless otherwise provided by these Articles, by a resolution of the General Meeting adopted by an Ordinary Majority, provided that any modification that would directly adversely alter the rights attached to such class shall require the consent in writing of the holders of more than fifty percent (50%) of the issued shares of such class (without excluding shares held by Shareholders holding, in addition, shares of other classes in the Company, unless the law otherwise expressly prescribes) or the sanction of a resolution of a separate General Meeting of the holders of the shares of such class adopted by an Ordinary Majority. Any resolution required to be adopted pursuant to these Articles by a separate General Meeting of a certain class of shares, shall be voted upon and adopted by an Ordinary Majority of the holders of such class entitled to vote thereon, and no holder of a certain class shall be banned, unless the law otherwise expressly prescribes, from participating and voting in a separate General Meeting of such class by virtue of being a holder of more than one class of shares of the Company, irrespective of any conflicting interests that may exist between such different classes of shares. For illustration purposes, in the event that a certain Shareholder is the holder of a Preferred A Share and Preferred B Shares whilst another shareholder is the holder of Preferred A Shares only, the Shareholder holding two classes of shares shall not be banned from voting on a resolution which adversely affects the rights of the Series A Preferred Shares Series, irrespective of the affect such change shall have on the Series B Preferred Shares. Anything contained herein to the contrary notwithstanding, subject to any applicable law, a Shareholder shall not be required to refrain from participating in the discussion or voting on any resolution concerning the modification or abrogation of the rights attached to any class of shares held by such Shareholder, due to the fact that such Shareholder may benefit in one way or another from the outcome of such resolution; e.g. a Shareholder shall be entitled to vote on the modification of rights attached to shares held by such Shareholder in a way that may benefit such holder either directly or indirectly (such as in the case of an increased financial value gained by virtue of such change).

6.3.           To the maximum extent permitted under applicable law, and unless otherwise explicitly provided by these Articles, including without limitation, Article 5.3.4, all shareholders of the Company shall vote together as a single class, on an as-converted basis, on any matter presented to the shareholders and all matters shall require an approval by the holders of a majority of the voting power of the Company represented at the meeting of all shareholders of all classes voting together as a single class, on an as-converted basis, including, without limitation, any amendment to these Articles, any issuance of securities of the Company, or any transaction under Sections 341, 342 or 350 of the Israeli Companies Law. Without derogating from the foregoing, unless otherwise provided by these Articles, it is hereby clarified that:

(a)           The increase of the authorized and registered number of shares of an existing class of shares, or the issuance of additional shares thereof, or the creation of a new class of shares identical to an existing class of shares in all respects, except for the price per share paid for such shares, shall not be deemed, for purposes of these Articles, to directly adversely alter the rights attached to the previously issued shares of such class or of any other class;

(b)           The authorization or the issuance of additional shares or other equity securities of the Company having certain rights, preferences or privileges over or relative to all other shares or equity securities of the Company (e.g., the Preferred E Shares, Preferred D Shares, Preferred C Shares, Preferred B Shares, Preferred A Shares, Ordinary B Shares and the Ordinary Shares), including, without limitation, shares that have rights at Liquidation, Deemed Liquidation or Distribution of Dividends that are senior to the rights with respect to such events of all existing Preferred Shares, shall not be deemed to be modifying or abrogating the rights, powers and privileges attached to the previously issued shares of any existing class, provided that the rights, preferences or privileges attached to such additional shares or other equity securities apply in the same manner vis-a-vis all other existing series or classes of shares, without a different application to different classes, even though the result of such equal application may be different with respect to different shareholders due to the number of shares held by them and/or even though such an issuance will change the economic value of the existing shares (but not the legal rights of such shares, as illustrated by the example set forth in sub-Article 6.2.2(c) below), and shall not be subject to the approval of a separate class vote of the holders of the shares of any particular class; and

(c)           The authorization of a new series of shares or class of shares, or the issuance of such shares, shall not be deemed, for any purpose hereunder, to modify or abrogate the rights attached to an existing class of shares if the rights attached to the new class of shares apply in the same manner vis-a-vis all other existing series or classes of shares, without a different application to different classes, even though the result of such equal application may be different with respect to different Shareholders due to the number of shares held by them and/or even though such an issuance will change the economic value of the existing shares (but not the legal rights of such shares – for example, if (i) the holders of the Ordinary Shares are entitled to appoint one Director; (ii) the Board consists of 5 members; and (iii) the Company issues a new class of shares (Preferred F Shares) which are entitled to appoint a Director, and to enable such an appointment, the Articles are amended to provide that the Board may consist of 6 members, then, in such an event, such an act will not be deemed to change, modify or abrogate the rights and powers attached to the Ordinary Shares (as the holders thereof will continue to hold the power to appoint one Director), even if one may argue that the economic value of the Ordinary Shares was decreased by such an act (the holders can then appoint one out of three members to the Board).

6.4.           The Preferred E Shares shall be deemed one class of shares irrespective to the Original Issue Price or Conversion Price applicable to each such share, and, notwithstanding the provisions of Section 20(c) of the Companies Law, (i) other than as specifically set forth in these Articles, the Series E-1 Preferred Shares and Series E-2 Preferred Shares shall, without limitation, have identical rights, preferences, privileges and restrictions for all intents and purposes; (ii) in the event that a vote of a series of Preferred E Shares is required under applicable law, the Series E-1 Preferred Shares and the Series E-2 Preferred Shares shall be deemed to constitute one series and shall vote together as one series on any matter which is subject to the vote of holders of the Series E-1 Preferred Shares or the Series E-2 Preferred Shares; and (iii) a separate class vote of each of the Series E-1 Preferred Shares and Series E-2 Preferred Shares shall not be required in order to amend or waive the rights, preferences, privileges and restrictions granted to and imposed upon the Series E-1 Preferred Shares and/or Series E-2 Preferred Shares, respectively, if such amendment or waiver is made in respect of the rights, preferences, privileges or restrictions of one of such series of Preferred E Shares (e.g. the Series E-1 Preferred Shares or the Series E-2 Preferred Shares) while correspondingly amending or waiving the rights, preferences, privileges or restrictions of the other of such series of Preferred E Shares (i.e. the Series E-2 Preferred Shares or the Series E-1 Preferred Shares, respectively); provided however, that in the event that any proposed amendment or waiver would alter or change the rights, preferences, privileges or restrictions of 1 series of Preferred E Shares so as to affect them adversely or favorably, but shall not so affect the entire class of Preferred E Shares, then (A) the shares of the 1 series so affected adversely or favorably by such amendment or waiver (such affected series together, as a single class) shall be considered for such purpose as a separate class (the "Differently Affected First Class"), and such amendment or waiver shall require a separate class vote of such Differently Affected First Class, and (B) the shares of the other series not so affected adversely or favorably by such amendment or waiver (such unaffected series together, as a single class) shall be considered for such purpose as a separate class (the "Differently Affected Second Class"), and such amendment or waiver shall require a separate class vote of such Differently Affected Second Class.

6A.           Restructure of Share Capital.

(a)           Subject to Article 5.3.4, if at any time, a restructure of the Company’s issued or unissued share capital is effectuated (a “Restructure”), and as a result of such Restructure the rights attached to one or more classes of shares are modified or abrogated, then, such Restructure shall require the consent of the holders of the majority of the issued and outstanding shares of such affected class (or classes as the case may be), which shall be obtained at a separate General Meeting of such class (in addition to such other approvals requires under these Articles or applicable law).

(b)           Subject to Article 5.3.4, in the event that such Restructure can be consummated in more than one manner (such as by means of arrangement proceedings approved by a court of law, or alternatively by means of amendment of the Company’s corporate documents), the sole and absolute discretion in determining the manner by which such Restructure shall be consummated shall vest in the Company’s Board of Directors.

7.	Consolidation, Subdivision, Cancellation and Reduction of Share Capital

7.1.           The Company may, from time to time, by a resolution of the General Meeting and subject to the provisions of Article 5.3.4 above:

(a)       Consolidate and divide all or any of its issued or unissued share capital into shares of larger nominal value than its existing shares;

(b)       Subdivide its shares (issued or unissued) or any of them into shares of smaller nominal value than is fixed by these Articles (subject to the provisions of the Companies Law), and the resolution whereby any share is subdivided may determine that, as among the holders of the shares resulting from such subdivision, one or more of the shares may, as compared with the others, have any such preferred or deferred rights or rights of redemption or other special rights, or be subject to any such restrictions, as the Company has power to attach to unissued or new shares.

(c)       Cancel any shares which, at the date of the adoption of such resolution of the General Meeting, have not been allotted, so long as the Company is not under an obligation to allot these shares, and diminish the amount of its share capital by the amount of the shares so cancelled; or

(d)       Reduce its share capital in any manner, and with and subject to any incident authorized, and consent required, by Law.

7.2.              With respect to any consolidation of issued shares, and with respect to any other action which may result in fractional shares, including upon conversion of any Preferred Shares, the Board may settle any difficulty which may arise with regard thereto, as it deems appropriate, including, inter alia, resort to one or more of the following actions:

(a)       Determine, as to the holder of shares so consolidated, which issued shares shall be consolidated into each consolidated share;

(b)       Allot, in contemplation of or subsequent to such consolidation or other action, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(c)       Redeem, in the case of redeemable shares, and subject to applicable Law, such shares or fractional shares sufficient to preclude or remove fractional share holdings;

(d)       Cause the transfer of fractional shares by certain Shareholders to other Shareholders, who are the Permitted Transferees thereof, so as to most expediently preclude or remove any fractional shareholdings, and cause the transferees to pay the transferors the fair value of fractional shares so transferred, and the Board is hereby authorized to act as agent for the transferors and transferees with power of substitution for purposes of implementing the provisions of this Article 7.2, without regard to any restriction or limitation that may apply to the transfer of such shares, as may be provided herein.

Shares

8.	Issuance of Share Certificates; Replacement of Lost Certificates

8.1.              The Company shall maintain a Shareholder Register, to be administered by the corporate secretary of the Company, subject to the oversight of the Board.

8.2.              Share certificates shall be issued under the stamp of the Company and shall bear the signatures of one Director or of any other person or persons authorized therefor by the Board;

8.3.              Each Shareholder shall be entitled to one certificate for all the shares of the same class registered in his name, and if the Board so approves, to several certificates, each for one or more of such shares. Each certificate may specify the serial numbers of the shares represented thereby and may also specify the amount paid up thereon.

8.4.              A share certificate registered in the names of two or more persons shall be delivered to the person first named in the Shareholder Register in respect of such co-ownership.

8.5.              If a share certificate is defaced, lost or destroyed, it may be replaced, upon payment of such fee, and upon the furnishing of such evidence of ownership and such indemnity, as the Board may deem appropriate.

9.	Registered Holder

Except as otherwise provided in these Articles, the Company shall be entitled to treat the registered holder of any share (including any share held in trust, provided that the trustee notifies the Company of the identity of the beneficiary) as the absolute owner thereof, and, accordingly, the Company shall not, except as ordered by a court of competent jurisdiction, or as required by Law, be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person.

10.	Issuance of Shares and other Securities

10.1.              Subject to the provisions of these Articles, the Board may determine to issue shares and other securities of the Company, up to the limit of the Company's registered share capital. If the Company's share capital includes a number of classes of shares and securities, shares and securities exceeding the limit of the registered share capital of such class shall not be issued. In such regard, securities convertible or exercisable into shares shall be deemed to have been converted or exercised on the date of their issuance.

10.2.              Subject to the provisions of Articles 5.3.4 above and 10.5 below, the unissued shares (if any) shall be under the control of the Board, who shall have the power to allot such unissued shares and other securities convertible or exchangeable into shares, or otherwise dispose of them to such persons, on such terms and conditions (including inter alia terms relating to calls as set forth in Article 12 below), and either at nominal value or at a premium, or, subject to the provisions of the Companies Law, at a discount, and at such times, as the Board may deem appropriate, and the power to give to any person the option to acquire from the Company, either at nominal value or at a premium, or, subject to the aforesaid, at a discount, any unissued shares during such time and for such consideration as the Board may deem appropriate. The Company shall not issue a share (other than Bonus Shares), all or part of the consideration for which is not to be paid in cash, unless the consideration for the share was specified in a written document.

10.3.              The Board may determine to issue a series of bonds or other debt securities, as part of its authority to take a loan on behalf of the Company, and within the limits of such authority. The foregoing does not negate the authority of the Chief Executive Officer or someone authorized by him to take a loan on behalf of the Company, to issue debentures, promissory notes and bills of exchange, within the limits prescribed by the Board.

10.4.              Subject to applicable Law, the Company is entitled to pay a commission, including underwriting fees, to any person, as determined by the Board. Payments, as stated in this Article 10.4, may be paid in cash or in securities of the Company, or in a combination thereof.

10.5.              Preemptive Rights.

10.5.1.              Until the earlier of an IPO or a Deemed Liquidation, each Qualified Shareholder shall have the right of preemption to purchase its pro-rata share (or any part thereof) of all New Securities (as defined below) that the Company may, from time to time, propose to sell and issue. The pro-rata share of each such Qualified Shareholder shall be the ratio of the number of outstanding shares of the Company, on a Fully Diluted Basis, held by such Qualified Shareholder as of the date of the Rights Notice (as defined below) to the sum of the total number of outstanding shares of the Company as of such date on a Fully Diluted Basis ("Pro-rata Portion"). A Qualified Shareholder shall be entitled to freely assign this preemptive right and/or any part thereof to one of its Permitted Transferees, provided such assignment does not result in the Company having Shareholders in a number exceeding the maximum number set forth in Article 2.1 above, or in the offering constituting a public offering or a public distribution of the Company’s shares. This preemptive right shall be subject to the following provisions:

10.5.2.              “New Securities” shall mean all Ordinary Shares issued (or deemed, by the express provisions of Article 5.3.5.6.3 above, to be issued) by the Company other than (1) the following Ordinary Shares and (2) Ordinary Shares deemed issued pursuant to the following Options and Convertible Securities:

(a) Exempted Securities (as defined in Article 5.3.5.6.4 above, excluding sub-Article (6) thereof ('exclusion by Preferred Majority'));

(b) Ordinary Shares, Options or Convertible Securities issued to one or more strategic Investors who are determined as such by the Board, with the consent of at least a majority of the Preferred Directors (or - in case there is an even number of incumbent Preferred Directors – 50% thereof);

(c)  Ordinary Shares, Options or Convertible Securities issued or issuable, with respect to which the Company receives written notice from the holders of at least 70% of the voting power represented by the then issued and outstanding Preferred Shares, agreeing that such Ordinary Shares, Options or Convertible Securities shall not constitute New Securities for purpose of this Article 10.5.

10.5.3.              In the event that the Company proposes to issue New Securities, it shall give the Qualified Shareholders written notice ("Rights Notice") of its intention, describing the New Securities, the price, the terms upon which the Company proposes to issue them to the purchasers thereof, and the number of shares that each Qualified Shareholder has the right to purchase under this Article 10.5. Each Qualified Shareholder shall have 15 days from delivery of the Rights Notice to elect to purchase all or any part of its Pro-rata Portion of such New Securities and all or any part of the Pro-rata Portion of any other Qualified Shareholder entitled to such rights to the extent that such other Qualified Shareholder does not elect to purchase its full Pro-rata Portion, in each case, for the price and upon the terms specified in the Rights Notice, by giving written notice to the Company setting forth the quantity of New Securities to be purchased.  If the Qualified Shareholders elect to purchase in the aggregate more than 100% of the New Securities, such New Securities shall be sold to such Qualified Shareholders in accordance with their respective Pro-rata Portions, but not exceeding the number of New Securities indicated in such Qualified Shareholder’s acceptance (and any excess shares, if any, shall be allocated among the Qualified Shareholders who have not received all the New Securities they indicated in the written acceptance notice submitted by them in accordance with the foregoing, in the same manner until the rights to purchase 100% of the total New Securities have been allocated as aforesaid).

10.5.4.              If the Qualified Shareholders, or any of them, fail to exercise in full the preemptive right within the period specified in this Article 10.5, the Company shall have ninety (90) days after delivery of the Rights Notice to sell the remaining unsubscribed portion of such New Securities at a price and on terms no more favorable to the purchaser thereof than specified in the Rights Notice. If the Company does not sell the New Securities within the said ninety (90) day period, the Company shall not thereafter issue or sell any New Securities without first offering the same to the Qualified Shareholders in the manner provided in this Article 10.5.

11.	Payment in Installments

If by the terms of issuance of any share, the whole or any part of the price thereof shall be payable in installments, every such installment shall, when due, be paid to the Company by the then registered holder(s) of the share or the person(s) entitled thereto.

12.	Calls on Shares

12.1.         The Board may, from time to time, make such calls as it may deem appropriate upon Shareholders in respect of any sum unpaid in respect of shares held by such Shareholders which is not, by the terms of allotment thereof or otherwise, payable at a fixed or predetermined time, and each Shareholder shall pay the amount of every call so made upon him (and of each installment thereof if the same is payable in installments), to the person(s) and at the time(s) and place(s) designated by the Board, as any such time(s) may be thereafter extended and/or such person(s) or place(s) changed. Unless otherwise stipulated in the resolution of the Board (and in the notice referred to in Article 12.2), each payment in response to a call shall be deemed to constitute a pro rata payment on account of all shares in respect of which such call was made.

12.2.         Notice of any call shall be given in writing to the applicable Shareholder(s) not less than fourteen (14) days prior to the time of payment, specifying the time and place of payment, and designating the person to whom such payment shall be made; provided, however, that before the time for any such payment, the Board may, by notice in writing to such Shareholder(s), revoke such call in whole or in part, extend such time, or alter such designated person and/or place. In the event of a call payable in installments, only one notice thereof need be given.

12.3.         If, by the terms of allotment of any share or otherwise, any amount is made payable at any fixed time, every such amount shall be payable at such time as if it were a call duly made by the Board and of which due notice had been given, and all the provisions herein contained with respect to calls shall apply to each such amount.

12.4.         The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof and all interest payable thereon.

12.5.         Any amount unpaid in respect of a call shall bear interest from the date on which it is payable until actual payment thereof, at such rate (not exceeding the then prevailing debitory rate charged by leading commercial banks in Israel), and at such time(s) as the Board may prescribe.

12.6.         A Shareholder shall not be entitled to his rights as shareholder, including dividend, unless he has paid all the amounts detailed in the calls made on him, together with interest and expenses, if any, unless otherwise prescribed by the Board.

12.7.         Upon the allotment of shares, the Board may provide for differences among the allottees of such shares as to the amount of calls and/or the times of payment thereof.

13.	Prepayment

With the approval of the Board, any Shareholder may prepay to the Company any amount not yet payable in respect of his shares. Nothing in this Article 13 shall derogate from the right of the Board to make any call before or after receipt by the Company of any such advance.

14.	Forfeiture and Surrender

14.1.         If any Shareholder fails to pay any amount payable in respect of a call, or interest thereon as provided herein, on or before the day fixed for payment of the same, all or any of the shares in respect of which such call had been made may be forfeited by a resolution of the Board to that effect at any time thereafter, so long as such amount or interest remains unpaid. Any expense incurred by the Company in attempting to collect any such amount or interest, including, inter alia, attorneys' fees and costs of suit, shall be added to, and shall, for all purposes (including the accrual of interest thereon), constitute a part of the amount payable to the Company in respect of such call.

14.2.         Upon the adoption of a resolution of forfeiture, the Board shall cause notice thereof to be given to the Shareholder whose shares are the subject of such forfeiture, which notice shall state that, in the event of the failure to pay the entire amount so payable within a period stipulated in the notice (which period shall not be less than fourteen (14) days and which may be extended by the Board), such shares shall be ipso facto forfeited, provided, however, that, prior to the expiration of such period, the Board may nullify such resolution of forfeiture, but no such nullification shall estop the Board from adopting a further resolution of forfeiture in respect of the non-payment of such amount.

14.3.         Whenever shares are forfeited as herein provided, all distributions theretofore declared in respect thereof and not actually paid or distributed shall be deemed to have been forfeited at the same time.

14.4.         The Company, by resolution of the Board, may accept the voluntary surrender of any share.

14.5.         Any share forfeited or surrendered as provided herein shall become the property of the Company, and the same, subject to the provisions of these Articles and any applicable Law, may be sold, re-allotted or otherwise disposed of as the Board deems appropriate. Any such share not cancelled shall become a dormant share, shall not confer any rights, and shall not be considered part of the Company’s issued and outstanding share capital for purpose of any calculation of a quorum or majority required under these Articles, so long as it is held by the Company.

14.6.         Any Shareholder whose shares have been forfeited or surrendered shall cease to be a Shareholder in respect of the forfeited or surrendered shares, but shall, notwithstanding, be liable to pay, and shall forthwith pay, to the Company, all calls, interest and expenses owing upon or in respect of such shares at the time of forfeiture or surrender, together with interest thereon from the time of forfeiture or surrender until actual payment, at the rate prescribed in Article 12.5 above, and the Board, in its discretion, may enforce the payment of such moneys, or any part thereof, but shall not be under any obligation to do so. In the event of such forfeiture or surrender, the Company, by resolution of the Board, may accelerate the date(s) of payment of any or all amounts then owing by the Shareholder in question (but not yet due) in respect of all shares owned by such Shareholder.

14.7.         The Board may at any time, before any share so forfeited or surrendered shall have been sold, re-allotted or otherwise disposed of, nullify the forfeiture or surrender on such conditions as it deems appropriate, but no such nullification shall estop the Board from re-exercising its powers of forfeiture pursuant to this Article 14.

14.8.         In addition to the provisions of any applicable law, Board members appointed by a Shareholder (or its Permitted Transferee) whose shares are required by the Company to be forfeited under this Article 14 ("Forfeited Shares"), shall be deemed a "director with personal interest" (as specified in Section 278(a) of the Israeli Companies Law, 5759-1999) in respect of the Forfeited Shares ("Interested Director"). An Interested Director shall neither participate nor vote at any meetings, written consents or resolutions of the Board involving the Forfeited Shares, unless provided otherwise by the Companies Law.

15.	Lien

15.1.         Except to the extent the same may be waived or subordinated in writing, the Company shall have a first and paramount lien upon all the shares registered in the name of each Shareholder which are not fully paid up (without regard to any equitable or other claim or interest in such shares on the part of any other person), and upon the proceeds of the sale thereof, for his debts, liabilities and engagements arising from any cause whatsoever, solely or jointly with another, to or with the Company, whether the period for the payment, fulfillment or discharge thereof shall have actually arrived or not. Such lien shall extend to dividends and other all distributions from time to time declared in respect of such shares.

15.2.         The Board may cause the Company to sell any shares subject to such lien when any such debt, liability or engagement has matured, in such manner as the Board may deem appropriate, but no such sale shall be made unless such debt, liability or engagement has not been satisfied within fourteen (14) days after written notice of the Company’s intention to sell shall have been served on such Shareholder, his executors or administrators.

15.3.              The net proceeds of any such sale, after payment of the costs thereof, shall be applied in or toward satisfaction of the debts, liabilities or engagements of such Shareholder (whether or not the same have matured), or any specific part of the same (as the Board may determine), and the balance, if any, shall be paid to the Shareholder, his executors, administrators or assigns.

16.	Sale after Forfeiture or Surrender or in Enforcement of Lien

Upon any sale of shares after forfeiture or surrender or for enforcing a lien, the Board may appoint a person to execute an instrument of transfer of the shares so sold and cause the purchaser's name to be entered in the Shareholder Register in respect of such shares, and the purchaser shall not be bound to see to the regularity of the proceedings, or to the application of the purchase money, and after his name has been entered in the Shareholder Register in respect of such shares, the validity of the sale shall not be impeached by any person, and the remedy of any person aggrieved by the sale shall be in damages only and against the Company exclusively.

17.	Redeemable Shares

The Company may not issue redeemable shares.

18.	Transfer of Shares

18.1.1.              No sale, assignment, conveyance, pledge, hypothecation, grant of any security interest, or any other disposition or transfer by gift or otherwise, whether directly or indirectly (each, a "Transfer") of shares shall be effective nor registered unless the Transfer has been approved in good faith by the Board, and such Transfer is effected in compliance with the provisions of this Article 18. Any Transfer shall be conditioned upon an undertaking in writing signed by the transferee to assume and be bound by all obligations of the transferor under any instrument and agreement involving the transferor and the Company and applicable to such transferred shares. The Board may refuse to register a Transfer of shares, inter alia, (a) in the event that such a Transfer is to a competitor of the Company (either directly or indirectly), (b) in the event that such a Transfer would result in the Company having more than fifty (50) shareholders (calculated in accordance with the provisions of Article 2.1 above) or if it constitutes a public offering or public distribution of the Company’s shares, and/or (c) in the event that such a Transfer is in violation of these Articles, and/or if the transferee does not agree, in writing, prior to such Transfer, to assume and be bound by all obligations of the transferor under any instrument and agreement involving the transferor and the Company and applicable to such transferred shares.

18.1.2.              Prior to the registration of a Transfer of shares, the Board may require proof of compliance with the provisions of these Articles in respect of such Transfer.

18.1.3.              Notwithstanding the above, any Transfer of shares by a shareholder to any of such shareholder's Permitted Transferees (as confirmed in writing to the Company by the transferor and transferee), shall not require the approval of the Board, provided that any such Permitted Transferee undertakes in writing towards the Company and the Shareholders, to the extent applicable, to assume and be bound by all obligations of the transferor under any instrument and agreement involving the transferor (in its capacity as Shareholder) and the Company, and provided, further, that such Permitted Transferee is not a competitor of the Company and that such a Transfer does not result in the Company having more than fifty (50) shareholders (calculated in accordance with the provisions of Article 2.1 above) or that it constitutes a public offering or public distribution of the Company’s shares.

18.1.4.              No Transfer of shares shall be registered unless the Company receives a deed of transfer or other proper instrument of transfer (in form and substance satisfactory to the Board), together with the share certificate(s) and such other evidence of title as the Board may reasonably require. Until the transferee has been registered in the Shareholder Register in respect of the shares so transferred, the Company may continue to regard the transferor as the owner thereof. The Board may, from time to time, prescribe a fee for the registration of a Transfer. A deed of transfer shall be in the following form or in any substantially similar form, including any such form as is acceptable to the transfer agent for the Company’s shares, or in any form otherwise approved by the Board.

Deed of Transfer

I, ___________ (hereinafter: the “Transferor”) do hereby transfer to _____________ (the “Transferee”), ________ share(s) of _______________ Ltd. (hereinafter: the “Company”), NIS__ nominal value, standing in my name on the book of the Company, to be held by the Transferee and/or his executors, administrators and assigns, subject to the same terms and conditions under which I held the same at the time of execution hereof (including without limitation under the articles of association of the Company, as in effect from time to time) (in my capacity as a shareholder of the Company); and I, the Transferee, do hereby agree to accept the said share(s) in accordance with and subject to all aforesaid terms and conditions under which Transferor held the same at the time of execution hereof (in his, her or its capacity as a shareholder of the Company).

In witness whereof, we have signed this Deed of Transfer, to become effective as of _____________________________.

The Transferor                                                              The Transferee
Name: __________                                                      Name: ________
Signature: _________                                                 Signature: ___________

18.1.5.              Any attempted Transfer of shares or rights in breach of the provisions of this Article 18 shall be null and void.

18.1.6.              Unless otherwise provided elsewhere, the provisions of this Article 18 shall also apply to other shares or other securities issued by the Company, mutatis mutandis.

18.2.              First Refusal Right. Without derogating from the provisions of Article 18.1 above, until the earlier of an IPO or a Deemed Liquidation, whichever comes first, the following provisions shall govern any Transfer of shares in the Company, other than to a Permitted Transferee or in a transaction made in accordance with Articles 18.3 below ('Bring Along'):

18.2.1.              Any shareholder proposing to Transfer all or any of its shares ("Offeror") shall first request the Company, by written notice (which shall contain all the following information: the number and class of shares for sale ("Offered Shares"), the proposed transferees, the price of the Offered Shares, the terms of payment and credit and any other term related to the Transfer), to offer the Offered Shares on the terms of the proposed Transfer to the Qualified Shareholders. The Company shall comply with such request by sending the Qualified Shareholders a written notice ("Offer") stating therein the proposed transferee(s) and the proposed terms of sale of the Offered Shares. Any Qualified Shareholder may accept such Offer in respect of all or any of the Offered Shares by giving the Company written notice to that effect within thirty (30) days after being served with the Offer (“Offer Period”). A Qualified Shareholders shall be entitled to freely assign this First Refusal Right to any of its Permitted Transferees, provided such assignment does not result in the Company having Shareholders in a number exceeding the maximum number set forth in Article 2.1 above.

18.2.2.              If the acceptances, in the aggregate, have been received for a total number of shares equal to the number of all of the Offered Shares, the contract between the parties shall be created and the Qualified Shareholder(s) shall purchase the number of Offered Shares indicated in the acceptances submitted by each Qualified Shareholder and the Offeror must sell such Offered Shares to such Qualified Shareholder.

18.2.3.              If the acceptances, in the aggregate, have been received regarding a total number of shares which is greater than the number of all the Offered Shares, each Qualified Shareholder shall only be entitled to purchase such portion of the Offered Shares to be determined according to each Qualified Shareholder’s Pro-rata Portion in the Company’s issued and outstanding share capital (calculated on an as-converted basis) but not exceeding the number of shares indicated in such Qualified Shareholder’s acceptance (and any excess shares, if any, shall be allocated among the Qualified Shareholders who have not received all the shares they indicated in the acceptance submitted by them, in the same manner until the rights to purchase 100% of the total Offered Shares have been allocated as aforesaid).

18.2.4.              If by the end of the Offer Period, no acceptances have been received or acceptances have been received for only part of the Offered Shares, then the Offeror shall not be required to sell any of the Offered Shares to any accepting Qualified Shareholder, but will be entitled during the 90 days following the end of the Offer Period to sell all (but not less than all) of the Offered Shares only to the proposed transferee mentioned in its Offer, provided such transferee is not a competitor of the Company as prohibited under Article 18.1, at a price that shall not be less than the price indicated in the Offer and under terms identical to those specified in the Offer, and provided that such proposed transferee has delivered to the Company’s Board in advance a written document in which such transferee agrees to assume such shares and rights to, in connection with, or in respect of such shares subject to any and all obligations and restrictions pursuant to which the transferor held such securities.

18.2.5.              The right of first refusal under this Article 18.2 will not apply to Transfers of shares of the Company by Shareholders (i) in the framework of a Deemed Liquidation, or (ii) to their respective Permitted Transferees or (iii) in a transaction made in accordance with Articles 18.3 below ('Bring Along').

18.2.6.              Any transfer taxes and documentary stamp taxes shall be paid by the Oferror.

18.3.              Bring Along

18.3.1.              Subject to Article 5.3.4and notwithstanding Article 18.2 above, prior to an IPO, in the event that Shareholders holding at least 60% of the voting power represented by the then issued and outstanding shares of the Company on an as-converted basis (“Sale Approval Threshold” and the “Initiating Shareholders”, respectively), acting together as a single class, accept and/or approve an offer from a potential buyer (the “Buyer”) to effect a sale of the issued and outstanding shares of the Company or to merge or consolidate the Company with or into another entity or to sell all or substantially all of the assets of the Company (the “Proposed Transaction”), then such decision shall be binding upon the Company and all of the Shareholders, notwithstanding any no sale restriction, first refusal rights or other rights to which such Shareholders may be entitled or by which they may be bound, and the Shareholders will:

(i)             vote all shares of the Company then held or controlled by such Shareholders or over which such Shareholders then hold voting power (in person, by proxy or by action by written consent, as applicable): (A) in favor of or to approve such Proposed Transaction and any matter that could reasonably be expected to facilitate such Proposed Transaction, and (B) against any proposal for any recapitalization, merger, sale of shares or assets or other business combination (other than the Proposed Transaction) between the Company and any person or entity (other than the Buyer) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the definitive agreement(s) related to such Proposed Transaction, or which could result in any of the conditions to the Company's obligations under such agreement(s) not being fulfilled, or that would otherwise impair the ability of the Company to properly and timely consummate such Proposed Transaction;

(ii) waive any dissenting minority or similar rights in connection with such Proposed Transaction; and

(iii) execute the relevant documents (including without limitation any instruments of conveyance and transfer, purchase agreements, merger agreements, escrow agreements, indemnification agreements, etc.) in connection with, and shall otherwise take all actions necessary and reasonable to effect, such Proposed Transaction as requested by the Company and/or the Initiating Shareholders.

18.3.2.              If the Proposed Transaction is conditioned upon the sale of all of the shares of the Company to the Buyer (a “Sale of Shares Transaction”), then all Shareholders shall,  be required to sell their shares in the Sale of Shares Transaction, free and clear of any liens, claims or encumbrances, on the same terms and conditions as those Initiating Shareholders; provided that the proceeds received in the Sale of Shares Transaction shall be distributed in accordance with the provisions of Article 5.3.2 above;

18.3.3.              Notwithstanding the provisions of Section 341 of the Companies Law, the aforesaid Sale Approval Threshold is hereby determined as the majority threshold applicable also for the purpose of Section 341 of the Companies Law ("Section 341"), but subject to Article 18.3.1(ii) above, the provisions of Section 341 concerning shareholders who object to a sale of shares shall apply to shareholders who do not comply with the provisions hereof.

18.3.4.              Notwithstanding the provisions of applicable Law (including, without limitation, Section 341) but only to the extent permitted by applicable law, the price, terms and conditions of a Proposed Transaction shall be considered to apply in the same manner as to all shareholders, if the application of such price, terms and conditions to the respective shares of the Company held by each Shareholder is made based upon and in accordance with the rights, preferences and privileges conferred upon such shares under these Articles (e.g., if each such share receives the respective portion of the proceeds of such Proposed Transaction as determined pursuant to the provisions of Article 5.3.2 above). For the purpose of Section 341 the application of the distribution preference provisions, if any, set forth herein shall not be deemed to mean that the shareholders were offered different treatment or terms in the Proposed Transaction. Moreover, any bonus, retention payment, monetary incentive, management compensation and/or any similar payment or arrangement (the “Additional Compensation”), payable or offered in connection with the transaction by either the Company or the Buyer to any Shareholder of the Company separately from any payment or distribution to which such Shareholder is entitled by virtue of his ownership of shares in the Company, shall not be deemed contrary to the provisions of Section 341 and Shareholders not receiving any such separate payment shall not be deemed, for purposes of Section 341, to be treated unequally compared to any Shareholders receiving such payment, provided that such Additional Compensation is payable or offered bona-fide and for the aforesaid bonus, retention or similar purposes.

18.3.5.              In the event that a Shareholder fails to surrender its certificate in connection with the consummation of said transaction, such certificate shall be deemed cancelled and the Company shall be authorized to issue a new certificate in the name of the Buyer and the Board shall be authorized to establish an escrow account, for the benefit of such Shareholder, as applicable, into which the consideration for such securities represented by such cancelled certificate shall be deposited and to appoint a trustee to administer such account.

18.3.6.              Notwithstanding anything in these Articles or the law to the contrary, but to the extent permitted by the law, the approval of a Proposed Transaction shall not be subject to the approval of a separate class vote or interest vote of the holders of the shares of any particular class of shares. The foregoing shall not derogate in any manner from any consents required pursuant to Article 5.3.4 above.

18.3.7.              Anything in these Articles to the contrary notwithstanding, in accordance with Section 50(a) of the Companies Law, the General Meeting shall, if requested by the Initiating Shareholders, assume the power and authority of the Board to discuss and approve, for all intents and purposes but subject to Article 5.3.4 above, the Proposed Transaction on behalf of the Company in accordance with this Article 18.3, effective as of the time on which the written request of the Initiating Shareholders to such an effect shall have been received by the Company.

18.3.8.              In the event that the Sale Approval Threshold is met, any sale or other Transfer of Shares by the Shareholders, other than pursuant to the Proposed Transaction, shall be absolutely prohibited.

18.3.9.              Each Shareholder recognizes and accepts that the powers granted to the Company and/or the Board as set forth in this Article 18.3 above are granted in order to ensure and protect the rights of the other Shareholders and that therefore, such powers, upon the use thereof shall be irrevocable with respect to such matter or action with respect to which the Board has exercised such powers.

18.3.10.              The provisions of this Article 18.3, to the extent they apply to a Proposed Transaction that is structured as a Sale of Shares Transaction, are in addition to (but may not be acted upon simultaneously with) the provisions of Section 341 and not in substitution of such provisions and the Board (or, in accordance with Section 50(a) of the Companies Law, the General Meeting) at its sole discretion may elect whether to act upon the provisions of this Article 18.3 or of Section 341. No Shareholder shall be entitled to request the Company, the other Shareholders or any other party to the Proposed Transaction (e.g. the purchaser) to act upon the provisions of Section 341 and to object to the execution and delivery of any transaction documentation pertaining to the Proposed Transaction.

18.4.              Transmission of Shares

  18.4.1.Decedent’s Shares Upon the death of a Shareholder, the Company shall recognize the custodian or administrator of the estate or executor of the will, and in the absence of such, the lawful heirs of the Shareholder, as the only holders of the right for the shares of the deceased Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

      18.4.2.Receivers and Liquidators The Company may recognize the receiver or liquidator of any corporate Shareholder in liquidation or dissolution, or the receiver or trustee in bankruptcy of any Shareholder, as being entitled to the shares registered in the name of such Shareholder, after receipt of evidence to the entitlement thereto, as determined by the Board.

18.5.              Suspension of Share Transfer Registration.

      The Board may suspend the registration of share transfers during the fourteen (14) days immediately preceding the Annual Meeting

19.	Bearer Share Certificates

The Company shall not issue bearer share certificates that grant the bearer rights in the shares specified therein.

General Meetings

20.	Annual Meeting

20.1.           An annual General Meeting shall be held once in every calendar year at such time within a period of not more than fifteen (15) months after the last preceding annual General Meeting and at such time and place as may be determined by the Board. These General Meetings shall be referred to as "Annual Meetings".

20.2.           The agenda of an Annual Meeting shall include a discussion of the following issues:

20.2.1.                    The financial statements of the Company, as of the end of the fiscal year preceding the year of the Annual Meeting, and the report of the Board with respect thereto and

20.2.2.                    The report of the Board with respect to the fee paid to the Company’s Auditor.

20.3.           The agenda at an Annual Meeting may include the following issues, in addition to those referred to in Article 20.2:

20.3.1.                    The appointment of an Auditor or the renewal of his office; and

20.3.2.                    Any other issue, which was detailed in the agenda for the Annual Meeting.

21.	Extraordinary Meetings

All General Meetings other than Annual Meetings shall be referred to as “Extraordinary Meetings.” The Board may, whenever it deems fit, convene an Extraordinary Meeting at such time and place as may be determined by the Board. The Board shall be obliged to do so upon a request in writing in accordance with Section 63 of the Companies Law.

22.	Class Meetings

The provisions of these Articles with respect to General Meetings shall apply, mutatis mutandis, to meetings of the holders of a particular class of shares of the Company (a "Class Meeting").

23.	Notice of General Meetings

For the purpose of this Article 23, the term “General Meeting” shall include Annual and Extraordinary Meetings and any Class Meeting.

23.1.              A notice of a General Meeting shall be sent at least 7 days prior to the date fixed for the General Meeting; provided however, that such notice shall not be sent more than forty five (45) days prior to the date fixed for the General Meeting. Notice shall be given to all members who are entitled to attend and vote at such meeting, if it were held on the date when such notice is issued. Subject to the provisions of any Law, each such notice shall specify the place, the day and hour of the meeting, the agenda of the meeting and a reasonable description of the proposed matters for discussion; provided however, that: (i) in the event that the agenda includes proposal to amend the Articles, the notice shall include the text of the proposed amendment(s); and (ii) with respect to a notice of an Annual Meeting, a copy of the financial statements of the Company shall be delivered, together with the notice of such Annual Meeting, to any Shareholder entitled to vote at such meeting. Anything herein to the contrary notwithstanding, with the written consent of all Shareholders entitled to vote thereon, a resolution may be proposed and passed at such meeting although a shorter notice than hereinabove prescribed has been given. A waiver by a Shareholder can also be made in writing after the fact and even after the convening of the General Meeting.

23.2.              Any accidental omission with respect to the giving of a notice of a General Meeting to any Shareholder or the non-receipt of a notice with respect to a meeting or any other notice on the part of any Shareholder shall not invalidate the proceedings at such meeting.

Proceedings at General Meetings

24.	The Agenda of General Meetings

24.1.              The agenda of General Meetings shall be determined by the Board and shall also include issues for which an Extraordinary Meeting is being convened in accordance with Article 21 above, or as may be required upon the request of Shareholders in accordance with the provisions of the Companies Law.

24.2.              The Board may, in its sole discretion, send to the Shareholders a recommendation in order to persuade them with respect to any matter, which is on the agenda of the General Meeting. Such recommendation shall be delivered at the expense of the Company.

25.	Quorum

25.1.              No business shall be transacted at a General Meeting unless a lawful quorum is present when the meeting proceeds to business and, without derogating from Article 5.3.4 above, no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon.

25.2.              Subject to the requirements of the Companies Law and the provisions of these Articles, any two or more shareholders (not in default in payment of any sum referred to in Article 12 hereof), present in person or by proxy, and who hold or represent in the aggregate at least fifty percent (50%) of the voting power of the Company (on an as-converted basis), shall constitute a lawful quorum at General Meetings, provided that for any resolution set forth in Article 5.3.4.1, said majority shall include the holders of at least 70 % of the voting power represented by the then issued and outstanding Preferred Shares on an as-converted basis. A Shareholder or his proxy, who also serves as a proxy for other Shareholder(s), shall be regarded as two or more Shareholders, in accordance with the number of Shareholders he is representing.

25.3.              If within 30 minutes from the time appointed for the General Meeting a quorum is not present, the meeting shall stand adjourned to the same day, time and place in the next week (or the first Business Day thereafter), at the same time and place, or to a later date if so mentioned in the General Meeting’s notice. At such adjourned meeting, a quorum shall be required in accordance with Article 25.2 above. If an adjourned General Meeting is convened in accordance with this Article 25.3 and a quorum is not present within 30 minutes of the announced time, the General Meeting shall commence with any number of shareholders present and, subject to and without derogating from the requirements of Article 5.3.4 above, all resolutions adopted shall be deemed binding upon the Company, further provided that such resolutions were in according with the agenda of matters to be discussed sent to shareholders with the notice of the General Meeting.

26.	Chairman

The Chairman, if any, of the Board, or a director appointed by the Board for such purpose, shall preside as Chairman at every General Meeting, unless otherwise agreed between the Shareholders. If there is no such Chairman, or if the Chairman is not present within fifteen (15) minutes after the time fixed for holding such meeting or is unwilling to act as Chairman, the Shareholders present shall choose someone of their number to be Chairman. The Chairman of any General Meeting shall not be entitled to a second or casting vote and the position of Chairman shall not, by itself, entitle the holder thereof to vote at any General Meeting (without derogating, however, from the rights of such Chairman to vote as a Shareholder or proxy of a Shareholder if, in fact, he is also a Shareholder or proxy, respectively).

27.	Adjourned Meeting

A General Meeting at which a lawful quorum is present ("Original General Meeting"), may resolve by an Ordinary Majority to adjourn the General Meeting, from time to time, to another time and/or place ("Adjourned Meeting"), but no business shall be transacted at any Adjourned Meeting other than the business left unfinished at the meeting from which the adjournment took place. A notice of adjournment and of the matters to be included in the agenda of the Adjourned Meeting shall be given to all shareholders entitled to receive notices of General Meetings.

28.	Adoption of Resolutions at General Meetings

28.1.              All resolutions of the General Meeting shall be adopted by an Ordinary Majority except those to which Article 5.3.4 above applies, where the special majority and/or approval specified in Article 5.3.4 shall be required or except those matters with respect to which a greater majority is required by the Companies Law or otherwise specifically in these Articles.

28.2.              Every matter submitted to a General Meeting shall be decided by a show of hands, but if a written ballot is demanded by any Shareholder, present in person or by proxy and entitled to vote at the meeting, the same shall be decided by such ballot. A written ballot may be demanded before the proposed resolution is voted upon or immediately after the declaration by the Chairman of the results of the vote by a show of hands. If a vote by written ballot is taken after such declaration, the results of the vote by a show of hands shall be of no effect, and the proposed resolution shall be decided by such written ballot. The demand for a written ballot may be withdrawn at any time before the same is conducted, in which event another Shareholder may then demand such written ballot. The demand for a written ballot shall not prevent the continuance of the meeting for the transaction of business other than the question on which the written ballot has been demanded.

28.3.              A declaration by the Chairman of the meeting that a resolution has been adopted unanimously, or adopted by a particular majority, or rejected, and an entry to that effect in the minute book of the Company, shall be prima-facie evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

28.4.              Validity of Acts despite Defects. Subject to the provisions of the Companies Law, a defect in convening or conducting the General Meeting, including a defect deriving from the non-fulfillment of any provision or condition laid down in the Law or these Articles, including with regard to the manner of convening or conducting the General Meeting, shall not disqualify any resolution passed at the General Meeting and shall not affect the discussions which took place thereat.

29.	Resolutions in Writing

A resolution in writing signed by all Shareholders of the Company then entitled to attend and vote at General Meetings or to which all such Shareholders have given their written consent (by letter, facsimile, email or otherwise), or their oral consent by telephone (provided that a written summary thereof has been approved and signed by the Chairman of the Board) shall be deemed to have been unanimously adopted by a General Meeting duly convened and held. Such resolution could be stated in several counterparts of the same document, each of them signed by one Shareholder or by several Shareholders.

30.	Conducting a General Meeting through Means of Communication

The Company may conduct a General Meeting through the use of any means of communication, provided all of the participating Shareholders can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a General Meeting.

31.	Voting Power

Subject to any provision of these Articles conferring special rights as to voting (including without limitation the provision of Article 5.3.4), or restricting the right to vote, every Shareholder shall have one vote for each share held by him of record, on every resolution, without regard to whether the vote thereon is conducted in person or by proxy, by a show of hands, by written ballot or by any other means.

32.	Voting Rights

32.1.              No Shareholder shall be entitled to vote at any General Meeting (or be counted as a part of the lawful quorum thereat), unless all calls and other sums then payable by him in respect of his shares in the Company have been paid.

32.2.              A company or other corporate entity being a Shareholder of the Company may, by resolution of its directors or any other managing body thereof, authorize any person to be its representative at any General Meeting. Any person so authorized shall be entitled to exercise on behalf of such Shareholder all the power that the latter could have exercised if it were an individual shareholder. Upon the request of the Chairman of the General Meeting, written evidence of such authorization (in form acceptable to the Chairman) shall be delivered to him.

32.3.              Any Shareholder entitled to vote may vote either personally (or, if the Shareholder is a company or other corporate entity, by a representative authorized pursuant to Article 32.2) or by proxy (in accordance with the requirements of these Articles for proxy appointments).

32.4.              If two or more persons are registered as joint holders of any share, the vote of the senior holder who tenders a vote, in person, by proxy, shall be accepted to the exclusion of the vote(s) of the other joint holder(s), and for this purpose seniority shall be determined by the order in which the names stand in the Shareholder Register.

33.	Reserved.

Proxies

34.	Voting by Means of a Proxy

34.1.              A Shareholder is entitled to appoint by deed of authorization a proxy (who is not required to be a Shareholder of the Company) to participate and vote in his stead, whether at a certain General Meeting or generally at General Meetings of the Company. Shareholders may also vote in writing, by delivery to the Company, prior to a General Meeting, of a written notice stating their affirmative or negative vote on an issue to be considered by such meeting.

34.2.              In the event that the deed of authorization is not limited to a certain General Meeting, then the deed of authorization, which was deposited prior to a certain General Meeting, shall also be good for other General Meetings thereafter. This Article 34 shall also apply to a Shareholder, which is a corporation, appointing a person to participate and vote in a General Meeting in its stead.

35.	A Deed of Authorization

35.1.              The deed of authorization of a proxy shall be in writing and shall be substantially in the form specified below, or in any usual or common form or in such other form as may be approved by the Board. It shall be duly signed by the appointer or his duly authorized attorney or, if such appointer is a company or other corporate entity, under its common seal or stamp or the hand of its duly authorized agent(s) or attorney(s). The Company may demand that it be given written confirmation to its satisfaction of the authority of those signing to bind such company.

Form of Deed of Authorization

Deed of Authorization

To: _______________ Ltd. (the “Company”)
Attn: Corporate Secretary

I _____________________ of __________________________________
(Name of Shareholder) (I.D. of Shareholder)
being a registered holder of __________ (*) Ordinary Shares having a nominal value of NIS __ each, of the Company, hereby appoint
________________________ I.D. no. ____________________________ and/or
            (Name of Proxy)                                                      (I.D. of Proxy) (**)
________________________ I.D. no. ____________________________
            (Name of Proxy)                                                      (I.D. of Proxy)

as my proxy to participate and vote for me and in my stead and on my behalf at [mark one]:

☐   The General Meeting of the Company to be held on the _____ day of ___________, 20__ and at any adjournment(s) thereof.

         I direct that my vote(s) be cast on the resolutions as indicated by a ✓ in the appropriate space.

	Resolutions	For	Against	Abstain
	(***)	*	*	*

On the receipt of this form duly signed but without any specific direction on a particular matter, my proxy will vote or abstain at his/her discretion. [Optional – mark one:]

☐	At any General Meeting of the Company, until I shall otherwise notify you.

Signed this ______ day of ____________, 20__.

_________________________
(Signature of Appointer)

(*) A registered shareholder may grant a number of proxy appointment instruments, each in relation to another quantity of the Company's shares held by him, provided that he does not grant proxy appointment instruments for a quantity of shares larger than the quantity held by him.

(**) Where the proxy does not have an Israeli identity document, the passport number and the country, which issued the passport, may be stated.

(***) Fill in the resolutions set forth in the agenda of the meeting and mark your vote with respect to each resolution.

35.2.              The Company shall only accept an original proxy appointment instrument or a copy thereof.

35.3.              The deed of authorization of a proxy (and the power of attorney or other authority, if any, under which such instrument has been signed) shall either be delivered to the Company (at its registered office or at such place as the Board may specify) not later than the time fixed for the meeting at which the person named in the deed of authorization proposes to vote, or presented to the Chairman at such meeting.

36.	Effect of Death of Appointer or Revocation of Appointment

A vote cast pursuant to a deed of authorization of a proxy shall be valid notwithstanding the prior death, incapacity or bankruptcy, or if a company or other corporate entity, the liquidation, of the appointing Shareholder (or of his attorney-in-fact, if any, who signed such instrument), or the revocation of the appointment or the transfer of the share in respect of which the vote is cast, provided no written notice of any such event shall have been received by the Company or by the Chairman of the General Meeting before such vote is cast and provided, further, that the appointing Shareholder, if present in person at said General Meeting, may revoke the appointment by means of a writing, oral notification to the Chairman, or otherwise.

37.	The Disqualification of Deeds of Authorization

Subject to the provisions of applicable Law, the Company's Chief Executive Officer or President may, in his discretion, disqualify deeds of authorization and so notify the Shareholder who submitted deeds of authorization in the following cases:

37.1.              If there is a reasonable suspicion that they are forged or falsified;

37.2.              If they are not duly executed or completed;

37.3.              If there is a reasonable suspicion that they are given with respect to shares for which one or more deeds of authorization have been given and not withdrawn;

37.4.              If more than one choice is marked for the same resolution; or

Board of Directors

38.	The Authority of the Board

38.1.              The authority of the Board is as specified in the Companies Law and in the provisions of these Articles.

38.2.              The Board may exercise any authority of the Company, which is not by the Companies Law, to be exercised by another organ of the Company.

38.3.              Without derogating from the generality of Articles 5.3.4, 38.1 and 38.2 above and subject thereto, the Board’s authority shall include the following:

38.3.1.              The Board may, from time to time, in its discretion, cause the Company to borrow or secure the payment of any sum or sums of money for the purposes of the Company, and may secure or provide for the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as it deems appropriate, including, without limitation, by the issuance of bonds, perpetual or redeemable debentures or other securities, or any mortgages, charges, or other liens on the undertaking or the whole or any part of the property of the Company, both present and future, including its uncalled or called but unpaid capital;

38.3.2.              The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its sole discretion, shall deem appropriate, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments, and dispose of all or any part thereof, and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or redesignate any reserve or cancel the same or apply the funds therein for another purpose, all as the Board may from time to time deem appropriate;

38.3.3.              Subject to the provisions of any Law, the Board may, from time to time, authorize any person to be the representative of the Company with respect to those objectives and subject to those conditions and for that time period, as the Board deems appropriate, and may also grant any such representative the authority to delegate any or all of the authorities, powers and discretion given to him by the Board.

39.	Board Meetings

39.1.         Convening Meetings of the Board

The Chairman of the Board, or any Director, may at any time, convene a meeting of the Board, at any time or in any event that such meeting is required by the provisions of the Companies Law; provided that such a meeting is convened at least once a year.

39.2.         Notice of a Meeting of the Board

39.2.1.              Any notice with respect to a meeting of the Board shall be given in writing, so long as the notice is given at least two (2) days prior to the date fixed for the meeting, unless all members of the Board or their Alternate Directors (as defined in Article 43.1 below) or their representatives agree on a shorter time period. Such notice shall be delivered personally, by mail, or transmitted via facsimile or e-mail or through other means of communication, to the address, facsimile number or to the e-mail address or to an address where messages can be delivered through other means of communication, as the case may be, as the Director informed the Company in advance.

39.2.2.              A notice with respect to a meeting of the Board shall include the venue, date and time of the meeting of the Board, the issues on its agenda and any other material that the Chairman of the Board, or the convening Director, requests to be included in the notice with respect to the meeting.

39.3.         The Agenda of Board Meetings

The agenda of any meeting of the Board shall be as determined by the Chairman of the Board, and if there is no Chairman, by an ordinary resolution of the Board, and shall include the following matters:

39.3.1.              Matters for which the meeting is required to be convened in accordance with the Companies Law;

39.3.2.              Any matter requested by a Director or by the Chief Executive Officer to be included in the meeting within a reasonable time (taking into account the nature of the matter) prior to the date of the meeting;

39.3.3.              Any other matter determined by the Chairman of the Board, or by any Director of the Company when there is no Chairman.

39.4.         Quorum

39.4.1.              No business shall be transacted at a meeting of the Board unless a lawful quorum is present when the meeting proceeds to business and, without derogating from Article 5.3.4 above, no resolution shall be passed unless the requisite quorum is present when the resolution is voted upon.

39.4.2.              Unless otherwise unanimously decided by the Board, and subject to the requirements of Article 5.3.4 above, a quorum at a meeting of the Board shall be constituted by the presence of a majority of the Directors, then in office who are lawfully entitled to participate in the meeting.

39.4.3.              If within 30 minutes from the time appointed for a meeting of the Board a quorum is not present, the meeting shall stand adjourned to the next business day thereafter. At such adjourned meeting, a quorum shall be required in accordance with Article 39.4.2 above. If an adjourned meeting is convened in accordance with this Article 39.4.3 and a quorum is not present within 30 minutes of the announced time, the meeting shall commence with any two (2) directors, Directors who are present at such adjourned meeting, and, subject to and without derogating from the requirements of Article 5.3.4 above, all resolutions adopted shall be deemed binding upon the Company as if a legal quorum was present, further provided that such resolutions were in accord with the agenda of matters to be discussed at the meeting before it was adjourned.

39.5.         Conducting a Meeting Through Means of Communication

The Board may conduct a meeting of the Board through the use of any means of communication, provided all of the participating Directors can hear each other simultaneously. A resolution approved by use of means of communications as aforesaid, shall be deemed to be a resolution lawfully adopted at a meeting of the Board.

39.6.         Voting in the Board

39.6.1.              Unless otherwise provided by these Articles and without derogating from the requirements of Article 5.3.4 above, issues presented at meetings of the Board shall be decided upon by a majority of the votes of Directors present (or participating, in the case of a vote through a permitted means of communications) and lawfully entitled to vote thereon. Subject to the provision of Article 45 below, with respect to representatives of Directors that are companies, each Director shall have a single vote.

39.7.         Written Resolution

Without derogating from the provisions of Article 39.5 above, a resolution in writing signed by all Directors then in office and lawfully entitled to vote thereon or to which all such Directors have given their consent (by letter, facsimile, e-mail or otherwise), shall be deemed to have been unanimously adopted by a meeting of the Board duly convened and held.

40.	Composition of the Board; Election and Removal of Directors

40.1.         The number of Directors shall not be less than 1 and shall not exceed 7 Directors.

40.2.         The Directors shall be appointed, replaced and removed as follows:

40.2.1.            Each Shareholder and its Permitted Transferees who hold, After the Original Issue Date of the Series E-2 Preferred Shares, an aggregate of at least 15% of voting power represented by the then issued and outstanding share capital of the Company on an as-converted basis, shall have the right to appoint, replace and remove one (1) Director. Except as stated above, there shall be no aggregation of shares or voting power and a Shareholder and its Permitted Transferees may not appoint more than one Director with respect to their holdings in the Company. A Shareholder and its Permitted Transferees who held the right to appoint, replace and remove a Director in accordance with the foregoing, and whose holdings in the Company were thereafter diluted to an aggregate of less than 15%, shall continue to hold such right until such time on which such Shareholder and its Permitted Transferees hold an aggregate of less than 8% of the voting power represented by the then issued and outstanding share capital on an as-converted basis.

40.2.2.            In addition, the Chief Executive Officer of the Company shall be a Director, ex-officio.

40.3.         Any appointment, dismissal or replacement of any Director, shall be made by written notice given to the Company by the party(ies) entitled to appoint such a Director.

40.4.         Only those entitled to appoint, replace and remove Directors under Article 40.2 above shall be entitled to fill any vacancy, however created (including any position to which a Director was not elected), in the Board in respect of the Director they are entitled to appoint, replace and remove.

41.	Qualification of Directors

No person shall be disqualified to serve as a Director (or an Alternate Director) by reason of his not holding shares in the Company or by reason of his having served as a Director in the past.

42.	Directors Generally

Subject to the provisions of the Companies Law, and except for an accountant-auditor, a Director may hold another position in the Company.

43.	Alternate Directors and Representative of a Director that is a Company

43.1.         Alternate Directors

43.1.1.              Subject to the provisions of the Companies Law, any Director may, by written notice to the Company, appoint an alternate for himself ("Alternate Director"), dismiss such Alternate Director and appoint another Alternate Director in place of any Alternate Director appointed by him whose office has been vacated for any reason whatsoever, whether for a certain meeting or a certain period of time or generally. Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing Director, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

43.1.2.              Anyone who is not qualified to be appointed as a Director and/or anyone serving as a Director or as an existing Alternate Director may not be appointed and may not serve as an Alternate Director.

43.2.         Representative of a Director that is a Company

43.2.1.              A Director that is a company or other corporate entity shall appoint an individual, qualified to be appointed as a Director in the Company, in order to serve on its behalf, either for a certain meeting or for a certain period of time or generally and such company or other entity may also dismiss that individual and appoint another in his stead ("Director’s Representatives"). Any notice given to the Company pursuant to this Article shall be in writing, delivered to the Company and signed by the appointing or dismissing body, and shall become effective on the date fixed therein, or upon the delivery thereof to the Company, whichever is later.

43.2.2.              Subject to Article 43.2.1 any person, whether or not a Director, may serve as a Director’s Representative. One person may act as a Director’s Representative of several Directors, and in such event he shall have a number of votes (and shall be treated as the number of persons for purposes of establishing a quorum) equal to the number of Directors for whom he acts as a Director’s Representative. If a Director’s Representative is also a Director in his own right, his rights as a Director’s Representative shall be in addition to his rights as a Director.

43.3.         Provisions with Respect to Alternate Directors and Director’s Representatives

43.3.1.              An Alternate Director and a Director’s Representative shall have all the authority of the Director who appointed him, (except that neither an Alternate Director nor a director's Representative may appoint an alternate for himself, unless the instrument appointing him otherwise expressly provides), and provided however, that an Alternate Director shall have no standing at any meeting of the Board or any committee thereof while the Director who appointed him is present.

43.3.2.              The office of an Alternate Director or a Director’s Representative shall be vacated under the circumstances, mutatis mutandis, set forth in Article 44, and such office shall ipso facto be vacated if the Director who appointed such Alternate Director or Director’s Representative ceases to be a Director.

44.	Termination of the Term of a Director

The term of a Director shall terminate in any of the following cases:

44.1.         If he resigned from his office by way of a signed letter, filed with the corporate secretary at the Company’s office;

44.2.         If he is declared bankrupt;

44.3.         If he is declared by an appropriate court to be incapacitated;

44.4.         Upon his death and, in the event of a company or other corporate entity, upon the adoption of a resolution for its voluntary liquidation or the issuance of a liquidation order;

44.5.         If he is convicted of a crime requiring his termination pursuant to the Companies Law;

44.6.         If his term of office is terminated in accordance with the provisions of the Companies Law; or

44.7.         Upon dismissal or replacement carried out by the nominating shareholders of the director pursuant to Article 40.3.

45.	Continuing Directors in the Event of Vacancies

In the event of one or more vacancies in the Board, the continuing Directors may continue to act in every matter, subject to applicable law and to the provisions of Article 5.3.4 above.

46.	Compensation of Directors

46.1.         Directors who do not hold other positions in the Company shall not receive any compensation from the Company, unless such compensation and its amount are approved by the General Meeting, subject to applicable Law.

46.2.         The compensation of the Directors may be fixed, as an all-inclusive payment or as payment for participation in meetings or as any combination thereof.

46.3.         The Company may reimburse expenses incurred by a Director in connection with the performance of his duties as a Director, to the extent provided in a resolution of the Board.

47.	Personal Interest of a Director

Subject to compliance with the provisions of the Companies Law and the provisions of Article 5.3.4, the Company may enter into any contract or otherwise transact any business with any Director and may enter into any contract or otherwise transact any business with any third party in which contract or business a Director has a personal interest, directly or indirectly.

48.	Committees of the Board of Directors

48.1.         Subject to the provisions of the Companies Law and the provisions of these Articles, the Board may delegate its authorities or any part of them to committees, as it deems appropriate, and it may from time to time cancel the delegation of any such authority. Any such committee, while utilizing an authority as stated, is obligated to fulfill all of the instructions given to it from time to time by the Board.

48.2.         Subject to the provisions of the Companies Law, each committee of the Board shall consist of at least two (2) Directors.

48.3.         The provisions of these Articles with respect to meetings of the Board shall apply, mutatis mutandis, to the meetings and discussions of each committee of the Board, provided that no other terms are set by the Board in this matter, and provided that the lawful quorum for the meetings of the committee, as stated, shall be at least a majority of the members of the committee, unless otherwise required by Law.

49.	Chairman of the Board

49.1.         Appointment:

The Board may from time to time choose one of its members to serve as the Chairman of the Board, remove such Chairman from office and choose another in its place. The Chairman of the Board shall preside at every meeting of the Board, but if there is no such Chairman, or if at any meeting he is not present within fifteen (15) minutes of the time fixed for the meeting, or if he is unwilling to take the chair, the Board shall appoint one of the Directors present to preside at the meeting.

49.2.         Authority

49.2.1.              The Chairman of the Board shall preside over meetings of the Board and shall sign the minutes of the meetings.

49.2.2.              In the event of deadlock vote, the Chairman of the Board shall not have an additional or casting vote.

50.	Validity of Acts Despite Defects

Subject to the provisions of the Companies Law, all acts done bona fide at any meeting of the Board, or of a committee of the Board, or by any person(s) acting as Director(s), shall, notwithstanding that it may afterwards be discovered that there was some defect in the appointment of the participants in such meetings or any of them or any person(s) acting as aforesaid, or that they or any of them were disqualified, be as valid as if there was no such defect or disqualification.

Minutes

51.	Minutes

51.1.         Minutes of each General Meeting and of each meeting of the Board shall be recorded and duly entered in books provided for that purpose, which shall be kept in the Company’s registered offices. Such minutes shall set forth all resolutions adopted at the meeting and, with respect to minutes of Board meetings, the names of the persons present at the meeting.

51.2.         Any minutes as aforesaid, if purporting to be signed by the Chairman of the meeting or by the Chairman of the next succeeding meeting, shall constitute prima facie evidence of the matters recorded therein.

Officers; Auditor

52.	The Chief Executive Officer

52.1.         The Board may appoint and dismiss a Chief Executive Officer, and may appoint more than one person for such a position. The Chief Executive Officer may be a Director. Such appointment(s) may be either for a fixed term or without any limitation of time, and the Board may from time to time (subject to the provisions of the Companies Law and of any contract between any such person and the Company) fix his or their salaries and emolument, remove or dismiss him or them from office and appoint another in his or their place.

52.2.         The Authority of the Chief Executive Officer

52.2.1.              The Chief Executive Officer is responsible for the day-to-day management of the affairs of the Company within the framework of the policies set by the Board and subject to its instructions.

52.2.2.              The Chief Executive Officer shall have all managerial and operational authorities, which were not conferred by Law or pursuant to these Articles to any other organ of the Company, and he shall be under the supervision of the Board.

52.2.3.              The Board may assume the authority granted to the Chief Executive Officer, either with respect to a certain issue or for a certain period of time.

52.2.4.              In the event the Board appoints more than one Chief Executive Officer, the Board may determine the respective positions and functions of the Chief Executive Officers and allocate their authorities, as the Board may deem appropriate.

52.2.5.              In the event that the Chief Executive Officer is unable to exercise his authority, the Board may exercise such authority in his stead, or authorize another to exercise such authority.

52.2.6.              The Board may instruct the Chief Executive Officer how to act in a particular matter; if the Chief Executive Officer does not obey the instruction, the Board may exercise the power required to implement the instruction in his stead.

52.2.7.              The Chief Executive Officer, with the approval of the Board, may delegate to his subordinates any of his authority.

52.2.8.              Subject to the provisions of the Companies Law, the Board may delegate to the Chief Executive Officer powers which the Board has pursuant to these Articles, as it deems fit, and it may delegate these powers, or any of them, for such period and objects, on such conditions and with such restrictions as it deems fit. The Board may alter or cancel any delegation of powers as aforesaid.

52.2.9.              In the event that the Company did not appoint a Chief Executive Officer, the Board shall have all the authorities of the Chief Executive Officer as detailed in this Article 52.

52.3.         Chief Executive Officer's reporting duties

52.3.1.              The Chief Executive Officer must notify all Board members of any exceptional matter, which is material to the Company, or of any material deviation of the Company from the policy prescribed by the Board.

52.3.2.              The Chief Executive Officer shall submit reports to the Board on the matters, at the times and on the scale prescribed by the Board.

52.3.3.              The Chief Executive Officer shall report to the Chairman of the Board, on his demand, on matters relating to the Company's business and the proper management thereof.

53.	Other Officers of the Company

Subject to Article 5.3.4 above, the Board may appoint, in addition to the Chief Executive Officer, a Secretary to the Company and other Officers, personnel, agents and servants, define their positions and authorities, and set their compensation and terms of employment; and the Board may authorize the Chief Executive Officer to exercise any or all of its authorities stated in this Article 53.

54.	The Auditor

54.1.              Subject to the provisions of Article 5.3.4 above, the Shareholders at the Annual Meeting shall appoint an auditor for a period until the close of the following Annual Meeting or for a period not to extend beyond the close of the third Annual Meeting following the Annual Meeting in which he was appointed. Subject to the provisions of the Companies Law and to the provisions of Article 5.3.4 above, the General Meeting is entitled at any time to terminate the service of the auditor.

54.2.              Subject to the provisions of Article 5.3.4 above, the Board shall fix the compensation of the Auditor of the Company for its auditing activities, and shall also fix the compensation of the Auditor for additional services, if any, which are not auditing activities, and, in each case, shall report thereon to the Annual Meeting.

Distributions

55.	General

The Company may effect a distribution to its Shareholders to the extent permitted by the Companies Law and subject to the other provisions of these Articles (including Articles 5.3.2 and 5.3.4 above). Except as permitted by the Companies Law or Companies Regulations, distribution shall not be made except from the profits of the Company legally available therefor.

56.	Dividend and Bonus Shares

56.1.         Right to Dividend or Bonus Shares

56.1.1.              Subject to the other provisions of these Articles, a Shareholder shall be entitled to receive dividends or bonus shares, upon the resolution of the Company in accordance with Article 56.2 below, consistent with the rights attached to the shares held by such Shareholder and subject to this Article 56.

56.1.2.              Subject to the provisions of Article 5.3, the Shareholders entitled to receive dividends or bonus shares shall be those who are registered in the Shareholder Register on the date of the resolution approving the distribution or allotment, or on such later date, as may be determined in such resolution.

56.1.3.              Subject to Articles 5.3above, in the event the Company pays a dividend or distributes bonus shares, then, in each such case, the holders of Preferred Shares shall be entitled to receive such distribution, pari passu with the Ordinary Shares, and the amount of dividends or number of bonus shares, as the case may be, that shall be distributed in respect of each Preferred Share shall be calculated on the basis of the number of Ordinary Shares into which such Preferred Share could then be converted; provided however, anything in these Articles to the contrary notwithstanding, prior to an IPO, in the event of any Distribution  made in cash, cash equivalents, or, if applicable, securities, the assets and proceeds distributed in such Distribution shall be distributed to the Shareholders in accordance with the provisions of Article 5.3.2 above.

56.2.         Resolution of the Company with Respect to a Dividend or Bonus Shares

The resolution of the Company with respect to the distribution of a dividend or bonus shares shall be adopted by the General Meeting in accordance with Articles 5.3.1, and 5.3.4 above, after presentation of the recommendation of the Board. The General Meeting may accept the Board’s recommendation or decrease the amount recommended, but may not increase it, provided in each case the distribution is permitted in accordance with the provisions of the Companies Law.

56.3.         Specific Dividend

Upon the recommendation of the Board approved by a resolution of the General Meeting adopted in accordance with Article 5.3.4 above and subject to Article 5.3 above, a dividend may be paid, in whole or in part, by the distribution of specific assets of the Company or by distribution of paid up shares, debentures or other securities of the Company or of any other companies, or in any combination thereof, the fair value of which shall be determined by the Board in good faith.

56.4.         Deductions from Dividends

The Board may deduct from any distribution or other moneys payable to any Shareholder in respect of a share any and all sums of money then payable by him to the Company on account of calls or otherwise in respect of shares of the Company and/or on account of any other matter or transaction whatsoever.

56.5.         Retention of Dividends

56.5.1.              The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share on which the Company has a lien, and may apply the same in or toward satisfaction of the debts, liabilities, or engagements in respect of which the lien exists.

56.5.2.              The Board may retain any dividend, bonus shares or other moneys payable or property distributable in respect of a share in respect of which any person is, under these Articles, entitled to become a Shareholder, or which any person is, under said Articles, entitled to transfer, until such person shall become a Shareholder in respect of such share or shall transfer the same.

56.6.         Mechanics of Payment

Any dividend or other moneys payable in cash in respect of a share, less the tax required to be withheld pursuant to the Law, may be paid by check sent by registered mail to, or left at, the registered address of the person entitled thereto or by transfer to a bank account specified by such person (or, if two or more persons are registered as joint holders of such share or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, to any one of such persons or to his bank account), or to such person and at such address as the person entitled thereto may direct in writing. Every such check shall be made payable to the order of the person to whom it is sent, or to such person as the person entitled thereto as aforesaid may direct, and payment of the check by the banker upon whom it is drawn shall be a good discharge to the Company. Every such check shall be sent at the risk of the person entitled to the money represented thereby.

56.7.         An Unclaimed Dividend

All unclaimed dividends or other moneys payable in respect of a share may be invested or otherwise made use of by the Board for the benefit of the Company until claimed. The payment by the Board of any unclaimed dividend or such other moneys into a separate account shall not constitute the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend, and any such other moneys or assets unclaimed after a like period from the date the same were payable, shall be forfeited and shall revert to the Company; provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend or such other moneys, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

56.8.         Receipt from a Joint Holder

If two or more persons are registered as joint holders of any share, or are entitled jointly thereto as a result of the death or bankruptcy of the holder or otherwise, any one of them may give effectual receipts for any dividend, bonus shares or other moneys payable or property distributable in respect of such share.

56.9.         Manner of Capitalization of Profits and the Distribution of Bonus Shares

Upon the recommendation of the Board approved by a resolution of the General Meeting adopted in accordance with Article 5.3.4 above, and subject to the provisions of the Companies Law, the Company may cause any moneys, investments, or other assets forming part of the undivided profits of the Company, standing to the credit of a reserve fund, or to the credit of a reserve fund for the redemption of capital, or in the hands of the Company and available for distribution, or representing premiums received on the issuance of shares and standing to the credit of the share premium account, to be capitalized and distributed as capital among such of the Shareholders as would be entitled to receive the same if distributed by way of dividend and in the same proportion, or may cause any part of such capitalized fund to be applied on behalf of such Shareholders in paying up in full as the resolution may provide, any unissued shares or debentures or other securities of the Company which shall be distributed accordingly, in payment, in full or in part, of the uncalled liability on any issued shares or debentures or other securities, and may cause such distribution or payment to be accepted by such Shareholders in full satisfaction of their interest in such capitalized sum.

56.10.       The Board may settle, as it deems fit, and in accordance with Article 5.3.4 above, any difficulty arising with regard to the distribution of bonus shares, distributions referred to in Articles 56.3 and 56.9 hereof or otherwise, and in particular, to issue certificates for fractions of shares and sell such fractions of shares in order to pay their consideration to those entitled thereto, to set the value for the distribution of certain assets and to determine that cash payments shall be paid to the Shareholders on the basis of such value, or that fractions whose value is less than NIS 0.01 shall not be taken into account. The Board may pay cash or convey these certain assets to a trustee in favor of those people who are entitled to a dividend or to a capitalized fund, as the Board shall deem appropriate.

56.11.       The provisions of this chapter shall also apply to the distribution of Securities.

56.12.       Allotment for a consideration lower than the nominal value. Where the Company resolves to allot shares, which have a nominal value for a consideration lower than their nominal value, including bonus shares, it must convert into share capital part of its profits, from premium on shares or from any other source included in its equity, which are mentioned in its last financial statements, in an amount equal to the difference between the nominal value and the consideration. Notwithstanding the foregoing, the Company may, with the court's approval, allot shares for a consideration lower than their nominal value.

56.13.       In the event of a contradiction or uncertainty arising with respect to the application of this Article 56 and Article 5.3 above, the provisions of Article 5.3 shall supersede and be executed with disregard to the provisions of this Article 56.

57.	Acquisition of Shares

57.1.         Subject to Article 5.3 above, the Company is entitled to acquire or to finance an acquisition, directly or indirectly, of shares of the Company or securities convertible or exercisable into shares of the Company, including incurring an obligation to take any of these actions, subject to the fulfillment of the conditions of a permitted distribution under the Companies Law and to the provisions of these Articles. In the event that the Company so acquired any of its shares, any such share that was not cancelled by the Company, shall become a dormant share, and shall not confer any rights, so long as it held by the Company.

57.2.         A subsidiary or another company controlled by the Company is entitled to acquire or finance an acquisition, directly or indirectly, of shares of the Company or securities convertible or exercisable into shares of the Company, or incur an obligation with respect thereto, to the same extent that the Company may make a distribution, subject to the terms of, and in accordance with the Companies Law and these Articles. In the event a subsidiary or such controlled company so acquired any of the Company’s shares, any such share shall not confer any voting rights, so long as it is held by such subsidiary or controlled company.

Insurance, Indemnification and Release of Office Holders

58.	Definition of Office Holder

For purposes of Articles 59, 60 and 61 below, the term "Office Holder" shall have the meaning ascribed to such term in the Companies Law.

59.	Insurance of Office Holders

The Company may, to the extent permitted by the Companies Law, enter into a contract for the insurance of the liability of an Office Holder of the Company, in respect of a liability imposed on him as a result of an act performed or an omission committed by such Office Holder in his/her/its capacity as an Office Holder of the Company, in any of the following:

59.1.         a breach of his/her/its duty of care to the Company or to another person;

59.2.         a breach of his/her/its fiduciary duty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds to assume that such act or omission would not harm the Company;

59.3.         a monetary liability imposed on him/her/it in favor of another person.

60.	Indemnification of Office Holders

60.1.         Subject to applicable Law, the Company may, to the extent permitted by the Companies Law, indemnify an Office Holder with respect to any of the following liabilities and expenses, provided that such liabilities or expenses were imposed on, or incurred by such Office Holder in consequences of any act performed or omission committed by such Office Holder in his/her/its capacity as an Office Holder of the Company, as follows:

(A)            any financial obligation imposed on such Office Holder in favor of another person by a court judgment, including a settlement or an arbitrator's award which were approved by court; or

(B)            reasonable litigation expenses, including attorneys' fees, actually incurred by such Office Holders in connection with an investigation or proceeding which was conducted against such Office Holder by a competent authority which has been Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law) against such Office Holder and without the Imposition on such Office Holders of a Monetary Liability In Lieu of a Criminal Proceeding (as such term is defined in the Companies Law), or which has been Terminated Without the Filing of an Indictment (as such term is defined in the Companies Law) against such Office Holder but with the Imposition on such Office Holder of a Monetary Liability in Lieu of a Criminal Proceeding (as such term is defined in the Companies Law) in respect of a crime which does not require the proof of mens rea (criminal thought) or in connection with a monetary sanction; or

(C)            reasonable litigation expenses, including attorneys' fees, actually incurred by such Office Holder or charged to such Office Holder by a court, in a proceeding instituted against such Office Holder by the Company or on its behalf or by another person, or in any criminal proceeding in which such Office Holder was acquitted, or in any criminal proceedings in which such Office Holder was convicted of a crime which does not require the proof of mens rea (criminal thought).

60.2.         The Company may, to the extent permitted by the Companies Law, undertake to indemnify an Office Holder as aforesaid:

(i)            prospectively, provided that, in respect of Article 60.1, the undertaking shall be limited (A) to such events which, in the opinion of the Board, are anticipated in light of the Company's actual activities at the time the undertaking to indemnify is given, and (B) to such amounts and criteria which the Board has determined as being reasonable under the circumstances, and further provided that such undertaking to indemnify shall state (x) the events which, in the opinion of the Board, are anticipated in light of the Company's actual activities at the time the undertaking to indemnify was given, and (y) the amounts and criteria which the Board has determined as being reasonable under the circumstances, or

(ii)            retroactively, as set forth in Articles 60.1(A) through 60.1(C).

61.	Release of Office Holders

The Company may, to the extent permitted by the Companies Law, release an Office Holder of the Company, in advance, from his/her/its liability, in whole or in part, for damages resulting from the breach of his/her/its duty of care to the Company, provided however, that the Company may not exempt in advance a director from his/her/its liability for damages resulting from a breach of his/her/its duty of care to the Company in a "Distribution" (as defined in the Companies Law).

62.	General

The provisions of Articles 59, 60 and 61 above are not intended, and shall not be interpreted, to restrict the Company in any manner in respect of the procurement of insurance and/or in respect of indemnification and/or release from liability in connection with any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder, or in connection with any Office Holder to the extent that such insurance and/or indemnification and/or release from liability is permitted under the Law.

Winding Up

63.	Winding Up

If the Company is wound up, then, subject to applicable law and to the rights of the holders of Preferred Shares with preferential rights upon winding up, as set forth in Article 5.3.2 above, the assets of the Company available for distribution among the Shareholders shall be distributed to them in proportion to the nominal value of their respective holdings of the shares in respect of which such distribution is being made.

Accounts
64.	Books of Account

The Board shall cause accurate books of account to be kept in accordance with the provisions of the Companies Law and of any other applicable Law. Such books of account shall be kept at the registered office of the Company, or at such other place or places as the Board may deem appropriate, and they shall always be open to inspection by all Directors. Any Shareholders shall be entitled to receive a copy of the Audited financial statements with the opinion of the Company’s auditor with respect to such financial statements.

65.	Audit

Without derogating from the requirements of any applicable Law, at least once in every fiscal year the accounts of the Company shall be audited and the accuracy of the profit and loss account and balance sheet certified by one or more duly qualified auditors.

Rights of Signature

66.	Rights of Signature

The Board shall be entitled to authorize any person or persons (who need not be Directors) to act and sign on behalf of the Company, and the acts and signature of such person(s) on behalf of the Company shall bind the Company insofar as such person(s) acted and signed within the scope of his or their authority. The Board may determine separate signatory rights in respect of different matters of the Company and in respect of the amounts in respect of which such persons are authorized to sign.

Notices

67.	Notices

67.1.         Any written notice or other document may be served by the Company upon any Shareholder either personally or by sending it via facsimile (facsimile would not be an applicable delivery method in the case of Clal Biotechnology Industries Ltd.) or email, or mailed by registered or certified mail (airmail is sent to a place outside Israel), postage prepaid, or by prepaid express courier service, or otherwise delivered by hand or by messenger, addressed to such Shareholder at his address, facsimile number or email address, as the case may be, as set forth in the Shareholder Register (or such other address, facsimile number or email address as such Shareholder may have designated in writing for the receipt of notices and other documents). Any written notice or other document may be served by any Shareholder upon the Company either personally or by sending it via facsimile or email, or mailed by registered or certified mail (airmail is sent to a place outside Israel), postage prepaid, or by prepaid express courier service, or otherwise delivered by hand or by messenger , addressed to the corporate secretary (if there is such incumbent) or the Chief Executive Officer of the Company at the principal office of the Company, or at its or his facsimile number or email address, as the case may be. Any such notice or other document shall be deemed to have been received by the applicable addressee upon the earlier of (a) the date of personal delivery (or refusal to receive); (b) on the Business Day of its transmission by facsimile with electronic (or other) confirmation of transmission; (c) on the Business Day of its transmission via email, except where a notice is received stating that such email has not been successfully delivered); (d) one (1) Business Day after deposit with a return receipt express courier service ; or (e) three (3) Business Days after deposit in local mail for registered or certified mail. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served, when received, notwithstanding that it was defectively addressed or failed, in some respect, to comply with the provisions of this Article 67.1. Unless otherwise provided in these Articles, the provisions of this Article 67.1 shall also apply to written notices permitted or required to be given by the Company to any Director or by any Director or shareholder to the Company.

67.2.         All notices to be given to the Shareholders shall, with respect to any share held by persons jointly, be given to whichever of such persons is named first in the Shareholder Register, and any notice so given shall be sufficient notice to the holders of such share.

67.3.         Any Shareholder whose address is not described in the Shareholder Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company.

67.4.         Any Shareholder and any Director may waive his right to receive notices generally or during a specific time period and he may consent that a General Meeting of the Company or a meeting of the Board, as the case may be, shall be convened and held notwithstanding the fact that he did not receive a notice with respect thereto, or notwithstanding the fact that the notice was not received by him within the required time, in each case subject to the provisions of any Law prohibiting any such waiver or consent.

68.	Conflicting Provisions

68.1.         These Articles hereby amend, restate and supersede in their entirety any previously adopted Articles of Association of the Company, and any such previous Articles of Association are hereby terminated and of no further force and effect.

68.2.         In the event that a Hebrew version of these Articles is filed with any regulatory or governmental agency, including the Israeli Registrar of Companies (regardless of whether or not such Hebrew version contains signatures of shareholders), then such Hebrew version shall be considered solely a convenience translation and shall have no binding effect as among the Company, its Shareholders and, to the extent permitted by applicable law, any third party. The English version shall be the only version of these Articles that is binding as among the Company, its Shareholders and, to the extent permitted by applicable law, any third party, and in the event of any contradiction or inconsistency between the English version and the Hebrew version, the English version shall prevail and the Hebrew version shall be disregarded, shall have no binding effect and shall have no impact on the interpretation of these Articles as among the Company, its Shareholders and, to the extent permitted by applicable law, any third party.